   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 2003



                                                     REGISTRATION NO. 333-110116

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                        GULFTERRA ENERGY PARTNERS, L.P.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                1311                                76-0396023
  (State or Other Jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
   Incorporation or Organization)         Classification Code Number)               Identification Number)

                   GREGORY JONES, ESQ.                                      PEGGY A. HEEG, ESQ.
                    D. MARK LELAND                                           EL PASO BUILDING
                   4 GREENWAY PLAZA                                     1001 LOUISIANA, 30TH FLOOR
                 HOUSTON, TEXAS 77046                                      HOUSTON, TEXAS 77002
                    (832) 676-4853                                            (713) 420-2600
      (Address, including zip code, and telephone            (Name, address, including zip code, and telephone
         number, including area code, of each                                     number,
       registrant's principal executive offices)                including area code, of agent for service)

                                   Copies to:
                              J. VINCENT KENDRICK
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        1900 PENNZOIL PLACE, SOUTH TOWER
                              711 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                                 (713) 220-5800
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 10, 2003


PROSPECTUS

                                (GULFTERRA LOGO)

                        GULFTERRA ENERGY PARTNERS, L.P.

                             5,750,000 COMMON UNITS

                     REPRESENTING LIMITED PARTNER INTERESTS

                             ---------------------

     This prospectus relates to 5,750,000 of our common units that may be offered from time to time by one or more of the selling unitholders identified in this prospectus or in any supplement to this prospectus. See the section of the prospectus entitled "Selling Unitholders."

     The common units are being registered to permit the selling unitholders to sell the common units from time to time in the public market. The selling unitholders may sell the common units through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution," including through sales to underwriters or dealers (in which case this prospectus will be accompanied by a prospectus supplement listing any underwriters, the compensation to be received by the underwriters, and the total amount of money that the selling unitholders will receive in such sale after expenses of the offering are paid).

     Each selling unitholder may elect to sell all, a portion, or none of the common units it offers hereby. Each selling unitholder will determine the prices and terms of the sales at the time of each offering made by it, and will be responsible for any commissions or discounts due to brokers, dealers or agents. We will pay all of the other offering expenses. We will not receive any of the proceeds from any sale of the common units sold pursuant to this prospectus.


     Our common units are listed for trading on the New York Stock Exchange, or NYSE, under the symbol "GTM." On December 5, 2003, the last reported sales price of our common units on the NYSE was $39.79 per common unit.


     INVESTING IN OUR COMMON UNITS INVOLVES CERTAIN RISKS. LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2003

                               TABLE OF CONTENTS



About This Prospectus.......................................    ii
Where You Can Find More Information.........................    ii
Forward-Looking Statements and Other Information............    ii
Incorporation of Documents by Reference.....................   iii
GulfTerra Energy Partners, L.P..............................     1
Risk Factors................................................     3
  Risks related to our business.............................     3
  Conflicts of interest risks...............................    11
  Risk inherent in an investment in our securities..........    15
  Risks related to our legal structure......................    18
  Tax risks.................................................    19
Use of Proceeds.............................................    22
Selling Unitholders.........................................    22
Determination of Offering Price.............................    23
Description of the Common Units.............................    24
Certain Other Partnership Agreement Provisions..............    31
Income Tax Considerations...................................    35
Investment by Employee Benefit Plans........................    50
Plan of Distribution........................................    52
Legal Matters...............................................    54
Experts.....................................................    54


                             ---------------------

     The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with this prospectus.

     You should rely only on the information contained in this prospectus or any applicable prospectus supplement and any information incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in or incorporated by reference in this prospectus or any applicable prospectus supplement. Where the context requires, when we refer to this "prospectus," we are referring to this prospectus and (if applicable) the relevant prospectus supplement.

     You should not assume that the information in this prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this prospectus or the date on the front page of any applicable prospectus supplement. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     We include cross references in this prospectus to captions in these materials where you can find further related discussions. The above table of contents tells you where to find these captions.

                             ---------------------

                             ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement on Form S-3 filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933 using a "shelf" registration or continuous offering process. Under this shelf registration process, the selling unitholders described in this prospectus (or in any supplement to this prospectus) may offer from time to time up to 5,750,000 common units representing limited partner interests. A selling unitholder may sell none, some or all of the common units offered by this prospectus. We cannot predict when or in what amounts a selling unitholder may sell any of the common units offered by this prospectus. The information in this prospectus is accurate as of December 8, 2003, except as otherwise noted. Prospectus supplements may add, update or change information contained in this prospectus. If the description of the offering varies between the prospectus supplement and this prospectus, you should rely on the information in the prospectus supplement. Therefore, you should carefully read this prospectus, any prospectus supplements and all additional information described under the heading "Where You Can Find More Information" below.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, and other information with the SEC. You can inspect and/or copy these reports and other information at offices maintained by the SEC, including:

     - the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - the SEC's regional offices in Chicago, Illinois and New York, New York;
       and

     - the SEC's website at http://www.sec.gov.

     You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Further, you can inspect similar information at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005.

                FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

     This prospectus and any prospectus supplement includes, or may include, "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, in particular, the statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve such plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus and in any prospectus supplement are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

     This prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate," "could," "intend," "may," "plan," "predict," "project," "will" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

     - the amount and nature of future capital expenditures;

     - business strategy and measures to carry out strategy;

     - competitive strengths;

     - goals and plans;

     - expansion and growth of our business and operations;

     - references to intentions as to future matters; and

     - other similar matters.

     A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

     You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information we have filed with it. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference is part of this prospectus, and later information that we file under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, and which is deemed "filed," with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, other than information under Item 9 or 12 of any Current Report on Form 8-K:

     - Annual Report on Form 10-K for the year ended December 31, 2002;


     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and



     - Current Reports on Form 8-K and 8-K/A dated January 2, 2003; March 5, 2003; March 19, 2003; April 7, 2003; April 8, 2003; April 10, 2003; April
       11, 2003; May 1, 2003; May 6, 2003; May 8, 2003; May 14, 2003; May 16,
       2003; June 6, 2003; July 1, 2003; July 14, 2003; August 6, 2003; August
       18, 2003; August 21, 2003; August 26, 2003; October 2, 2003; October 3,
       2003; October 10, 2003, October 16, 2003 and November 3, 2003.


     In addition, any documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering, as well as any such documents filed after the date of the initial registration statement and prior to the effectiveness of the registration statement, other than information under Item 9 or 12 of any Current Report on Form 8-K, shall be deemed incorporated by reference into this prospectus.

     You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

                        GulfTerra Energy Partners, L.P.
                                4 Greenway Plaza
                              Houston, Texas 77046
                                 (832) 676-4853
                         Attention: Investor Relations

     We also make available, free of charge, on our internet website at http://www.gulfterra.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

                        GULFTERRA ENERGY PARTNERS, L.P.

     Formed in 1993, GulfTerra Energy Partners, L.P. (NYSE:GTM) is one of the largest publicly-traded master limited partnerships, or MLPs, in terms of market capitalization. We manage a balanced, diversified portfolio of interests and assets relating to the midstream energy sector, which involves gathering, transporting, separating, handling, processing, fractionating and storing natural gas, oil and natural gas liquids, or NGL. We consider this portfolio, which generates relatively stable cash flows, to be balanced due to its diversity of geographic locations, business segments, customers and product lines. Our interests and assets include:

     - onshore natural gas pipelines and processing facilities in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas;

     - offshore oil and natural gas pipelines, platforms, processing facilities and other energy infrastructure in the Gulf of Mexico, primarily offshore Louisiana and Texas;

     - onshore NGL pipelines and fractionation facilities in Texas; and

     - onshore natural gas and NGL storage facilities in Louisiana, Mississippi and Texas.

     We are one of the largest natural gas gatherers, based on miles of pipeline, in the prolific natural gas supply regions offshore in the Gulf of Mexico and onshore in Texas and the San Juan Basin, which envelops a significant portion of the four contiguous corners of Arizona, Colorado, New Mexico and Utah. These regions, especially the deeper water regions of the Gulf of Mexico, one of the United States' fastest growing oil and natural gas producing regions, offer us significant infrastructure growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other infrastructure. In 2002, the Gulf of Mexico accounted for approximately 25 percent of all natural gas production in the United States and the supply regions accessed by our pipelines in Texas and the San Juan Basin accounted for approximately 33 percent.

GENERAL PARTNER RELATIONSHIP

     Our sole general partner is GulfTerra Energy Company, L.L.C., a recently-formed Delaware limited liability company that is owned 90.1 percent by a subsidiary of El Paso Corporation and 9.9 percent by Goldman, Sachs & Co., a wholly-owned subsidiary of The Goldman Sachs Group, Inc. The business and affairs of our general partner are managed by a board of directors, comprised of two management directors who are also our executive officers and four independent directors who meet the independent director requirements established by the NYSE and the Sarbanes-Oxley Act of 2002. Through its board of directors, our general partner manages our day-to-day operations.

INVESTMENT BY GOLDMAN SACHS


     Pursuant to an exchange and registration rights agreement among us, our general partner and Goldman Sachs, we are required to file the registration statement to register the common units offered by this prospectus, and we must use our best efforts to cause this registration statement to become declared effective by January 19, 2004, or earlier, if we, our general partner, El Paso Corporation or its subsidiaries sell our common units, except for common units issued pursuant to the exercise of existing options, warrants or similar securities or agreements or as consideration in an acquisition. In October 2003, Goldman Sachs made a $200 million investment in us and our general partner. For that investment, Goldman Sachs acquired a 9.9 percent membership interest in our general partner, whose primary asset is its one percent general partner interest in us, from El Paso Corporation for $88 million and 3,000,000 common units from us for $112 million. Under the terms of the exchange and registration rights agreement,



     - Beginning in October 2008, Goldman Sachs will have the right to exchange its 9.9 percent membership interest in our general partner for a number of common units that would result in Goldman Sachs receiving quarterly common unit distributions, based on the most recent cash distribution to common unitholders, equal (subject to adjustments) to 9.9 percent of the most recent cash distribution we have made to our general partner;

     - The maximum number of common units that Goldman Sachs will be permitted to receive in exchange for its entire membership interest in our general partner may not exceed 9.9 percent of the sum of the total number of our outstanding limited partner interests (calculated on a diluted basis) plus the number of common units to be issued to Goldman Sachs in the exchange. However, Goldman Sachs will not be permitted to receive a number of common units at any point in time that, together with any other common units owned by Goldman Sachs, would result in Goldman Sachs owning more than 9.9 percent of our outstanding common units at that time; and



     - Goldman Sachs will have the right to effect the exchange prior to October 2008 upon the occurrence of specified events, including:



      - the sale of all or substantially all of our or our general partner's assets,



      - our merger with another company,



      - a change or control (as that term is defined in the Exchange and Registration Rights Agreement) of the El Paso Corporation subsidiary that owns 90.1 percent of our general partner,



      - our liquidation,



      - our distribution of cash from interim capital contributions (as described on page 26),



      - in certain circumstances, the commencement of a voluntary or involuntary bankruptcy proceeding against El Paso Corporation or any of its material subsidiaries, or



      - if we negotiate a reduction in the incentive distributions that we pay to our general partner.


     In addition, beginning in October 2010, or prior to October 2010 upon the occurrence of certain events, we will have, and in certain instances El Paso Corporation has, the right to cause Goldman Sachs to exchange its 9.9 percent membership interest in our general partner for common units on the above terms. If we acquire Goldman Sachs' membership interest in our general partner, we will then return that membership interest to our general partner in exchange for a reduction in our general partner's incentive distribution payments based on the amount of the distributions attributable to the membership interest exchanged.

OFFICES

     Our principal executive offices are located at 4 Greenway Plaza, Houston, TX 77046, and the phone number at this address is (832) 676-4853.

     For purposes of this prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours," we are describing ourselves, GulfTerra Energy Partners, L.P., together with our subsidiaries.

                                  RISK FACTORS

     Investing in our securities involves risks. In addition, limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in the same business. You should carefully consider the following risk factors as well as the section entitled "Risk Factors and Cautionary Statement" included in our Annual Report on Form 10-K for the year ended December 31, 2002, and the information we have incorporated by reference into this prospectus or any prospectus supplement, before investing in our common units. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected, the trading price of our common units could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

  OUR INDEBTEDNESS COULD ADVERSELY RESTRICT OUR ABILITY TO OPERATE, AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR DEBT SECURITIES.


     We have a significant amount of indebtedness and the ability to incur substantially more indebtedness. As of September 30, 2003, we had approximately $486 million outstanding of senior secured indebtedness, $250 million outstanding under indentures related to our senior notes, approximately $151 million outstanding of accounts payable and $1.16 billion outstanding under indentures related to our senior subordinated notes.



     From time to time, our joint ventures also incur indebtedness. As of September 30, 2003, Poseidon Oil Pipeline Company, L.L.C., in which we own a 36 percent interest, had $123 million outstanding under its revolving credit facility and Deepwater Gateway, L.L.C., in which we own a 50 percent interest, had $129 million outstanding under its project finance loan. Cameron Highway Oil Pipeline Company (Cameron Highway), an unconsolidated affiliate in which we own a 50 percent joint venture ownership interest, is party to a $325 million project loan facility, consisting of a $225 million construction loan and $100 million of senior secured notes, each of which fund proportionately as construction costs are incurred. At September 30, 2003, Cameron Highway had $63 million outstanding under the project loan facility. If Deepwater Gateway defaults on its payment obligations, we would be required to pay to the lenders all distributions we or any of our subsidiaries have received from Deepwater Gateway up to $22.5 million. Our obligation to make such a payment is collateralized by substantially all of our assets on the same basis as our obligations under our credit facility.


     We and all of our subsidiaries, except for our unrestricted subsidiaries, must comply with various affirmative and negative covenants contained in the indentures related to our senior notes and our senior subordinated notes and our credit facilities. Among other things, these covenants limit the ability of us and our subsidiaries, except for our unrestricted subsidiaries, to:

     - incur additional indebtedness or liens;

     - make payments in respect of or redeem or acquire any debt or equity issued by us;

     - sell assets;

     - make loans or investments;

     - acquire or be acquired by other companies; and

     - amend some of our contracts.

     We do not have the right to prepay the balance outstanding under our senior subordinated notes without incurring substantial economic penalties. The restrictions under our indebtedness may prevent us from engaging in certain transactions which might otherwise be considered beneficial to us and could have other important consequences to you. For example, they could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures and other general partnership requirements, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness;

     - limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

     - place us at a competitive disadvantage as compared to our competitors that have less debt.

     We may incur additional indebtedness (public or private) in the future, either under our existing credit facilities, by issuing debt securities, under new credit agreements, under joint venture credit agreements, under capital leases or synthetic leases, on a project finance or other basis, or a combination of any of these. If we incur additional indebtedness in the future, it would be under our existing credit facility or under arrangements which may have terms and conditions at least as restrictive as those contained in our existing credit facilities and the indentures relating to our senior subordinated notes and our senior notes. Failure to comply with the terms and conditions of any existing or future indebtedness would constitute an event of default. If an event of default occurs, the lenders will have the right to accelerate the maturity of such indebtedness and foreclose upon the collateral, if any, securing that indebtedness. If an event of default occurs under our joint ventures' credit facilities, we may be required to repay amounts previously distributed to us and our subsidiaries. In addition, if El Paso Corporation and its subsidiaries no longer own more than 50 percent of our general partner, that would (1) be an event of default, unless our creditors agreed otherwise, under our credit facilities and (2) require us to offer to repurchase all of our senior subordinated notes, and possibly all of our senior notes, at 101 percent of their par value. Any such event could limit our ability to fulfill our obligations under our debt securities, which could adversely affect the market price of our securities.

  WE MAY NOT BE ABLE TO FULLY EXECUTE OUR GROWTH STRATEGY IF WE ENCOUNTER TIGHT CAPITAL MARKETS OR INCREASED COMPETITION FOR QUALIFIED ASSETS.

     Our strategy contemplates substantial growth through the development and acquisition of a wide range of midstream and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance our ability to compete effectively, diversify our asset portfolio and, thereby, provide more stable cash flow. We regularly consider and enter into discussions regarding, and are currently contemplating, additional potential joint ventures, stand-alone projects and other transactions that we believe will present opportunities to realize synergies, expand our role in the energy infrastructure business and increase our market position.

     We will need new capital to finance the future development and acquisition of assets and businesses. Limitations on our access to capital will impair our ability to execute this strategy. Expensive capital will limit our ability to develop or acquire accretive assets. Although we intend to continue to expand our business, this strategy may require substantial capital, and we may not be able to raise the necessary funds on satisfactory terms, if at all. For example, if our common unitholders do not approve the conversion of our outstanding Series C units into common units when requested and, accordingly, our Series C units receive a preferential distribution rate, issuance of common units would become a more expensive method of raising capital for us in the future.

     In addition, we are experiencing increased competition for the assets we purchase or contemplate purchasing. Increased competition for a limited pool of assets could result in our not being the successful bidder more often or our acquiring assets at a higher relative price than that which we have paid historically. Either occurrence would limit our ability to fully execute our growth strategy. Our ability to execute our growth strategy may impact the market price of our securities.

  OUR GROWTH STRATEGY MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS IF WE DO NOT SUCCESSFULLY INTEGRATE THE BUSINESSES THAT WE ACQUIRE OR IF WE SUBSTANTIALLY INCREASE OUR INDEBTEDNESS AND CONTINGENT LIABILITIES TO MAKE ACQUISITIONS.

     We may be unable to integrate successfully businesses we acquire. We may incur substantial expenses, delays or other problems in connection with our growth strategy that could negatively impact our results of operations. Moreover, acquisitions and business expansions involve numerous risks, including:

     - difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments;

     - inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including unfamiliarity with their markets; and

     - diversion of the attention of management and other personnel from day-to-day business to the development or acquisition of new businesses and other business opportunities.

     If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, depletion and amortization expenses. A substantial increase in our indebtedness and contingent liabilities could have a material adverse effect on our business, as discussed above.

  OUR ACTUAL CONSTRUCTION, DEVELOPMENT AND ACQUISITION COSTS COULD EXCEED OUR FORECAST, AND OUR CASH FLOW FROM CONSTRUCTION AND DEVELOPMENT PROJECTS MAY NOT BE IMMEDIATE.

     Our forecast contemplates significant expenditures for the development, construction or other acquisition of energy infrastructure assets, including some construction and development projects with significant technological challenges. For example, underwater operations, especially those in water depths in excess of 600 feet, are very expensive and involve much more uncertainty and risk and if a problem occurs, the solution, if one exists, may be very expensive and time consuming. Accordingly, there is an increase in the frequency and amount of cost overruns related to underwater operations, especially in depths in excess of 600 feet. We may not be able to complete our projects, whether in deep water or otherwise, at the costs currently estimated. If we experience material cost overruns, we will have to finance these overruns using one or more of the following methods:

     - using cash from operations;

     - delaying other planned projects;

     - incurring additional indebtedness; or

     - issuing additional debt or equity.

     Any or all of these methods may not be available when needed or may adversely affect our future results of operations.

     Our revenues and cash flow may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline or platform or expand an existing facility, the design, construction, development and installation may occur over an extended period of time and we may not receive any material increase in revenue or cash flow from that project until after it is placed in service and customers enter into binding arrangements. If our revenues and cash flow do not increase at projected levels because of substantial unanticipated delays, we may not meet our obligations as they become due.

  THE FUTURE PERFORMANCE OF OUR ENERGY INFRASTRUCTURE OPERATIONS, AND THUS OUR ABILITY TO SATISFY OUR DEBT REQUIREMENTS AND MAINTAIN CASH DISTRIBUTIONS, DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT OF ADDITIONAL OIL AND NATURAL GAS RESERVES BY OTHERS.

     The oil, natural gas and other products available to our energy infrastructure assets are derived from reserves produced from existing wells, which reserves naturally decline over time. In order to offset this natural decline, our energy infrastructure assets must access additional reserves. Additionally, some of the projects we have planned or recently completed, including our Falcon Nest platform, our Deepwater Gateway joint venture and our Cameron Highway project, are dependent on reserves that we expect to be produced from newly discovered properties that producers are currently developing.

     Finding and developing new oil and natural gas reserves is very expensive, especially offshore. The flextrend (water depths of 600 to 1,500 feet) and deepwater (water depths greater than 1,500 feet) areas of the Gulf of Mexico in particular will require large capital expenditures by producers for exploration and development drilling, installing production facilities and constructing pipeline extensions to reach the new wells. Many economic and business factors out of our control can adversely affect the decision by any producer to explore for and develop new reserves. These factors include relatively low oil and natural gas prices, cost and availability of equipment, regulatory changes, capital budget limitations or the lack of available capital. Additional reserves, if discovered, may not be developed in the near future or at all. For example, because of the level to which hydrocarbon prices declined during 1998 and the first quarter of 1999, overall oil and natural gas activity declined in relation to prior years. If hydrocarbon prices decline to those levels again or if capital spending by the energy industry decreases or remains at low levels for prolonged periods, our results of operations and cash flow could suffer.

  WE WILL BE ADVERSELY AFFECTED IF WE CANNOT NEGOTIATE AN EXTENSION OR REPLACEMENT ON COMMERCIALLY REASONABLE TERMS OF THREE MATERIAL CONTRACTS WHICH ACCOUNTED FOR APPROXIMATELY 70 PERCENT OF THE VOLUME ATTRIBUTABLE TO THE SAN JUAN GATHERING SYSTEM DURING 2002 AND WHICH EXPIRE BETWEEN 2006 AND 2008.

     For the year ended December 31, 2002, approximately 70 percent of the volume attributable to the San Juan gathering system is derived from contracts with three major customers: Burlington Resources, Conoco and BP. These contracts expire in 2008, 2006 and 2006. If we are not able to successfully negotiate replacement contracts, or if the replacement contracts are on less favorable terms, the effect on us will be adverse. The following table indicates the percentage revenue generated by each contract in relation to the indicated denominator for the twelve months ended December 31, 2002:

                                                       BURLINGTON
BASE REVENUE                                           RESOURCES    CONOCO    BP    TOTAL
------------                                           ----------   ------   ----   -----
San Juan gathering revenue(1)........................     30.6%      20.9%   14.5%  66.0%
Total revenue of GulfTerra Energy Partners, L.P......      6.9%       4.7%    3.3%  14.9%

---------------

(1) We have assumed twelve months of San Juan gathering system revenues in our calculation of the percentage revenue generated by each customer in order to more accurately reflect annual results. The revenue reflected in our statement of income includes San Juan gathering system only as of the acquisition date of the San Juan assets.

  WE WILL BE ADVERSELY AFFECTED IF WE CANNOT NEGOTIATE AN EXTENSION OR A REPLACEMENT ON COMMERCIALLY REASONABLE TERMS OF APPROXIMATELY 900 MILES OF RIGHTS-OF-WAY UNDERLYING THE SAN JUAN GATHERING SYSTEM.

     Approximately 900 miles of the San Juan gathering system benefits from rights-of-way granted over Native American lands. The rights-of-way expire in 2005. Although the rights-of-way have been renewed in the past, these rights-of-way may not continue to be renewed on commercially reasonable terms, or on any terms. If these rights-of-way are not renewed or if the fees for these rights-of-way increase substantially, the effect on us will be adverse.

  FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT OUR BUSINESS.

     In addition to our exposure to commodity prices, we also have exposure to movements in interest rates. The interest rates on some of our indebtedness, like our senior notes and our senior subordinated notes, are fixed and the interest rates on some of our other indebtedness, like our credit facility and the credit facilities of our joint ventures, are variable. Our results of operations and our cash flow, as well as our access to future capital and our ability to fund our growth strategy, could be adversely affected by significant increases or decreases in interest rates.

  NATURAL GAS PIPELINES, PLANTS AND PLATFORMS -- PRICE DECREASES COULD HAVE AN ADVERSE EFFECT ON THE DISCOVERY AND DEVELOPMENT OF REPLACEMENT RESERVES AND ON THE RESULTS OF OPERATIONS OF OUR SAN JUAN NATURAL GAS GATHERING SYSTEM, OUR CHACO PLANT AND OUR INDIAN BASIN PLANT.

     Currently, the primary consequence of commodity price reductions to our pipeline and platform operations is the risk that less replacement reserves will be discovered and developed as a result of a long-term decline in prices. Although the majority of our pipeline and platform operations involve fee-based arrangements for gathering, transporting and handling reserves that are dedicated to the facilities for the life of the reserves, some of our pipelines can be dramatically affected by a reduction in commodity prices because those pipelines purchase and resell the commodity.

     The financial results from our San Juan natural gas gathering system, our Chaco plant and our Indian Basin Plant can be dramatically affected by a reduction in, or the volatility of, commodity prices. For example, over 95 percent of the volumes handled by the San Juan gathering system are fee-based arrangements, 80 percent of which are calculated as a percentage of a regional natural gas price index. In addition, the San Juan gathering system provides aggregating and bundling services -- in which it purchases gas at the wellhead and resells gas in the open market -- for some smaller producers, which account for less than five percent of the volumes on that system.

     Prices for natural gas, NGL and NGL components can fluctuate in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. Contemporaneously with the November 2002 San Juan assets acquisition, our tolling arrangement with a subsidiary of El Paso Corporation relating to the Chaco plant was terminated. Accordingly, a substantial portion of our Chaco plant processing arrangements are now exposed to commodity price risk -- specifically prices for NGL. Substantially all of our revenues for natural gas processing services at the Chaco plant and Indian Basin plant will fluctuate directly with the monthly price of NGL.

     Utilization rates in the processing industry can fluctuate dramatically from month to month, depending on the needs of producers. The average utilization rate for the Chaco processing plant for the calendar years 2002, 2001, and 2000 was 90 percent, 89 percent and 91 percent. The average utilization rate for the Indian Basin processing plant for the calendar years 2002, 2001 and 2000 was 93 percent, 93 percent and 82 percent.

  NATURAL GAS STORAGE -- NATURAL GAS PRICE STABILITY COULD HAVE AN ADVERSE EFFECT ON REVENUE AND CASH FLOW FROM OUR STORAGE ASSETS.

     Prices for natural gas have historically been seasonal and volatile, which has enhanced demand for our storage services. The storage business has benefited from large price swings resulting from seasonal price sensitivity through increased withdrawal charges and demand for non-storage hub services. However, the market for natural gas may not continue to experience volatility and seasonal price sensitivity in the future at the levels previously seen. If volatility and seasonality in the natural gas industry decrease, because of increased storage capacity throughout the pipeline grid, increased production capacity or otherwise, the demand for our storage services and, therefore, the prices that we will be able to charge for those services may decline.

  OIL AND NGL LOGISTICS -- THE FRACTIONATION BUSINESS IS CYCLICAL AND IS DEPENDENT IN PART UPON THE SPREADS BETWEEN PRICES FOR NATURAL GAS, NGL AND PETROLEUM PRODUCTS.

     Since our fractionation facilities provide fee-based services, for which we receive a fixed fee for each unit of NGL we fractionate, our fractionation operations are not directly affected by fluctuations in prices for natural gas, NGL and NGL components. However, if the spread between prices for natural gas, NGL and NGL components do not provide sufficient profits to natural gas producers, then those producers may decide not to process their natural gas or fractionate their NGL, or to process less natural gas or fractionate less NGL. This could decrease the volumes to our processing and fractionation facilities and, accordingly, negatively affect our operational results. In many cases, processing and fractionating is profitable only when the producer can receive more net proceeds by physically separating the natural gas from the NGL and separating the NGL components from the NGL and selling those products than it would receive by merely selling the raw natural gas stream. The spread between the prices for natural gas and NGL is greatest when the demand for NGL increases for use in petrochemical and refinery feedstock. If, and when, this spread becomes too narrow to justify the costs, producers have the option to sell the raw natural gas stream rather than process and fractionate. In such a case, our processing or fractionation facilities or both will be underutilized. Although our fixed fee-based arrangements limit the direct effects of decreases in commodity prices on our fractionation operations, those arrangements also cause us to forego any benefits we would otherwise experience if commodity prices were to increase.

     Utilization rates in the fractionation industry can fluctuate dramatically from month to month depending on the needs of producers. The monthly utilization rate for our fractionation facilities during the 12 months ending December 31, 2002 was as low as 58 percent and as high as 82 percent. However, our average annual utilization rate for our fractionation facilities for the calendar years 2002, 2001 and 2000 were 74 percent, 73 percent and 89 percent.

  OIL AND NATURAL GAS PRODUCTION -- PRICE AND VOLUME VOLATILITY IS SUBSTANTIALLY OUT OF OUR CONTROL AND COULD HAVE AN ADVERSE EFFECT ON REVENUES AND CASH FLOW FROM OUR PRODUCING OIL AND NATURAL GAS PROPERTIES.

     We have exposure to movements in commodity prices relating to our oil and natural gas production, which we partially hedge from time to time using financial derivative instruments. Our results of operations and our cash flow could be materially adversely affected by factors we cannot control, including:

     - fluctuations in prices of oil and natural gas;

     - future operating costs; and

     - risks incident to the operation of oil and natural gas wells.

  OUR GTM TEXAS FRACTIONATION FACILITIES ARE DEDICATED TO A SINGLE CUSTOMER, THE LOSS OF WHICH COULD ADVERSELY AFFECT US.

     In connection with our acquisition of our GTM Texas fractionation facilities, we entered into a 20-year fee-based transportation and fractionation agreement and have dedicated 100 percent of the capacity of our fractionation facilities to El Paso Field Services, L.P., a subsidiary of El Paso Corporation. In that agreement, all of the NGL derived from processing operations at seven natural gas processing plants in south Texas owned by subsidiaries of El Paso Corporation are delivered to our NGL transportation and fractionation facilities. Effectively, we will receive a fixed fee for each barrel of NGL transported and fractionated by our facilities. Approximately 25 percent of our per barrel fee is escalated annually for increases in inflation. El Paso Field Services will bear substantially all of the risks and rewards associated with changes in the commodity prices for NGL produced at the GTM Texas fractionation facilities.

     Our operations are likely to be adversely affected if this arrangement is terminated or if El Paso Field Services does not deliver enough NGL to us to ensure that we can maintain a profitable utilization rate or does not fully perform its obligations under the agreement.

  FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT OUR BUSINESS.

     Oil, natural gas and other petroleum products prices are volatile and could have an adverse effect on a portion of our revenues and cash flow. Although our strategy involves mitigating our exposure to the volatility in commodity prices, primarily by focusing on fee-based services, all segments of our operations are somewhat affected by price reductions and some of our segments are significantly affected by price reductions. Price reductions can materially reduce the level of oil and natural gas exploration, pipeline volumes, production and development operations, which provide reserves to replace those that are produced over time. In addition, some of our operations, like production, processing and fractionation, are very sensitive to price declines.

  ENVIRONMENTAL COSTS AND LIABILITIES AND CHANGING ENVIRONMENTAL REGULATION COULD AFFECT OUR CASH FLOW.

     Our operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical and petroleum products. Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance. We will make expenditures in connection with environmental matters as part of normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations, permits or enforcement policies, could significantly increase some costs of our operations, including the handling, manufacture, use, emission or disposal of substances and wastes. Moreover, as with other companies engaged in similar or related businesses, our operations always have some risk of environmental costs and liabilities because we handle petroleum products.

  OUR USE OF DERIVATIVE FINANCIAL INSTRUMENTS COULD RESULT IN FINANCIAL LOSSES.

     We use financial derivative instruments and other hedging mechanisms from time to time to limit a portion of the adverse effects resulting from changes in oil and natural gas commodity prices and interest rates, although there are times when we do not have any hedging mechanisms in place. To the extent we hedge our commodity price exposure and interest rate exposure, we forego the benefits we would otherwise experience if commodity prices were to increase or interest rates were to decrease. In addition, we could experience losses resulting from our hedging and other derivative positions. Such losses could occur under various circumstances, including if our counterparty does not perform its obligations under the hedge arrangement, our hedge is imperfect, or our hedging policies and procedures are not followed.

  WE WILL FACE COMPETITION FROM THIRD PARTIES TO GATHER, TRANSPORT, PROCESS, FRACTIONATE, STORE OR OTHERWISE HANDLE OIL, NATURAL GAS AND OTHER PETROLEUM PRODUCTS.

     Even if reserves exist in the areas accessed by our facilities and are ultimately produced, we may not be chosen by the producers to gather, transport, process, fractionate, store or otherwise handle any of these reserves. We compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including:

     - geographic proximity to the production;

     - costs of connection;

     - available capacity;

     - rates; and

     - access to markets.

  FERC REGULATION AND A CHANGING REGULATORY ENVIRONMENT COULD AFFECT OUR CASH FLOW.

     The FERC extensively regulates certain of our energy infrastructure assets. This regulation extends to such matters as:

     - rate structures;

     - rates of return on equity;

     - recovery of costs;

     - the services that our regulated assets are permitted to perform;

     - the acquisition, construction and disposition of assets; and

     - to an extent, the level of competition in that regulated industry.

     In September 2001, the FERC issued a Notice of Proposed Rulemaking (NOPR) that proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. Since our High Island Offshore System (HIOS) natural gas pipeline and Petal gas storage facility, including the 59-mile Petal gas pipeline, are interstate facilities as defined by the Natural Gas Act, the proposed regulations, if adopted by FERC, would dictate how HIOS and Petal conduct business and interact with all of our energy affiliates and El Paso Corporation's energy affiliates. In December 2001, we filed comments with the FERC addressing our concerns with the proposed rules. A public conference was held in May 2002, providing an opportunity to comment further on the NOPR. Following the conference, we filed additional comments. At this time, we cannot predict the outcome of the NOPR, but adoption of the regulations in the form proposed would, at a minimum, place additional administrative and operational burdens on us.



     If the standards of conduct proposed by the NOPR are adopted by the FERC, we will be required to functionally separate our HIOS and Petal interstate facilities from our other businesses. Under the proposed rule, we would be required to dedicate employees to manage and operate our interstate facilities independently from our other non-jurisdictional facilities. This employee group would be required to function independently and would be prohibited from communicating non-public transportation information to affiliates. Separate office facilities and systems would be necessary because of the requirement to restrict affiliate access to interstate transportation information. The NOPR also limits the sharing of employees and offices with non-regulated entities. Because of the loss of synergies and shared employee restrictions, a disposition of the interstate facilities may be necessary for us to effectively comply with the rule. At this time, we cannot predict the outcome of the NOPR.



     In July 2002, the FERC issued a Notice of Inquiry (NOI) that sought comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. In July 2003, the FERC issued an order that prospectively prohibits pipelines from negotiating rates based upon natural gas commodity price indices and imposes certain new filing requirements to ensure the transparency of negotiated rate transactions. Requests for rehearing were filed on August 25, 2003 and remain pending. Even if the FERC denies our rehearing requests, we do not expect that the order on rehearing would have a material impact on us.



     On October 23, 2003, the FERC approved a final rule in which it requires that a FERC regulated entity file its cash management agreement with the FERC, maintain records of transactions involving its participation in the cash management program, compute its proprietary capital ratio quarterly based on criteria established by the FERC, and notify the FERC 45 days after the end of a calendar quarter whether its proprietary capital ratio falls below 30 percent and subsequently when its proprietary capital ratio returns to or exceeds 30 percent. In the final rule, the FERC stated that the requirements imposed by the rule are not in the nature of a regulation governing participation in cash management programs and that the rule does not dictate the content or terms for participating in a cash management program. Although the order will be subject to rehearing, we do not think the final rule will have a material effect on us.


     Under the rule we believe that both HIOS and Petal will be able to continue to participate in our cash management program. We are in the process of reviewing and revising our cash management agreements pursuant to guidance issued by the FERC in other interstate pipeline proceedings.

     In January 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. Comments on this NOPR were filed on April 30, 2003. At this time we cannot predict the outcome of this NOPR.

     Given the extent of this regulation, the extensive changes in FERC policy over the last several years, the evolving nature of regulation and the possibility for additional changes, the current regulatory regime may change and affect our financial position, results of operations or cash flows.

  A NATURAL DISASTER, CATASTROPHE OR OTHER INTERRUPTION EVENT INVOLVING US COULD RESULT IN SEVERE PERSONAL INJURY, PROPERTY DAMAGE AND ENVIRONMENTAL DAMAGE, WHICH COULD CURTAIL OUR OPERATIONS AND OTHERWISE ADVERSELY AFFECT OUR ASSETS AND CASH FLOW.

     Some of our operations involve higher risks of severe personal injury, property damage and environmental damage, any of which could curtail our operations and otherwise expose us to liability and adversely affect our cash flow. For example, our natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. We also operate oil and natural gas facilities located underwater in the Gulf of Mexico, which can involve complexities, such as extreme water pressure. Virtually all of our operations are exposed to the elements, including hurricanes, tornadoes, storms, floods and earthquakes.

     If one or more facilities that are owned by us or that deliver oil, natural gas or other products to us is damaged or otherwise affected by severe weather or any other disaster, accident, catastrophe or event, our operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply our facilities or other stoppages arising from factors beyond our control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Additionally, some of our storage contracts obligate us to indemnify our customers for any damage or injury occurring during the period in which the customers' natural gas is in our possession. Any event that interrupts the fees generated by our energy infrastructure assets, or which causes us to make significant expenditures not covered by insurance, could reduce our cash available for paying our interest obligations as well as unitholder distributions and, accordingly, adversely impact the market price of our securities. Additionally, the proceeds of any property and business interruption insurance maintained by us may not be paid in a timely manner or be in an amount sufficient to meet our needs if such an event were to occur, and we may not be able to renew it or obtain other desirable insurance on commercially reasonable terms, if at all.

  ARTHUR ANDERSEN LLP, THE PUBLIC ACCOUNTANTS THAT AUDITED THE 2000 FINANCIAL STATEMENTS OF OUR JOINT VENTURE POSEIDON OIL PIPELINE COMPANY, L.L.C., HAS BEEN CONVICTED OF A FELONY, WHICH MAY ADVERSELY AFFECT THE ABILITY OF ARTHUR ANDERSEN LLP TO SATISFY ANY CLAIMS THAT MAY ARISE OUT OF ARTHUR ANDERSEN LLP'S AUDIT OF POSEIDON'S FINANCIAL STATEMENTS. IN ADDITION, ARTHUR ANDERSEN LLP HAS NOT CONSENTED TO THE USE OF THEIR OPINION IN THIS OFFERING. BECAUSE OF THIS, YOUR ABILITY TO EVER CLAIM AGAINST ARTHUR ANDERSEN LLP MAY BE LIMITED.

     Arthur Andersen LLP is the independent public accountant that audited the financial statements of our Poseidon joint venture for the year ended December 31, 2000. Arthur Andersen LLP was convicted in June 2002 of obstruction of justice in connection with the U.S. government's investigation of Enron Corp. Events arising out of this conviction may adversely affect the ability of Arthur Andersen LLP to satisfy any claims that may arise out of Arthur Andersen LLP's audits of Poseidon's financial statements. Additionally, because the personnel responsible for the audit of Poseidon's financial statements are no longer employed by Arthur Andersen LLP, we have not received Arthur Andersen LLP's consent with respect to the inclusion of those financial statements and the related audit report; accordingly, if those financial statements are inaccurate, your ability to make a claim against Arthur Andersen LLP may be limited or prohibited.

CONFLICTS OF INTEREST RISKS

  EL PASO CORPORATION AND ITS SUBSIDIARIES HAVE CONFLICTS OF INTEREST WITH US AND, ACCORDINGLY, YOU.

     We have potential and existing conflicts of interest with El Paso Corporation and its affiliates in four general areas:

     - we have historically entered into transactions with each other, including some relating to operating and managing assets, acquiring and selling assets, and performing services;

     - we share personnel, assets, systems and other resources;

     - from time to time, we compete for business and customers; and

     - from time to time, we both may have an interest in acquiring the same asset, business or other business opportunity.

     We expect to continue to enter into substantial transactions and other activities with El Paso Corporation and its subsidiaries because of the businesses and areas in which we and El Paso Corporation currently operate, as well as those in which we plan to operate in the future. Some more recent transactions in which we, on the one hand, and El Paso Corporation and its subsidiaries, on the other hand, had a conflict of interest include:

     - in November 2002, we acquired the San Juan assets from El Paso Corporation for approximately $782 million, net $764 million after adjustments for capital expenditures and actual working capital acquired;

     - in April 2002, we acquired the EPN Holding assets from El Paso Corporation for approximately $750 million, net $752 million after adjustments for capital expenditures and actual working capital acquired; and

     - pursuant to a general and administrative services agreement, subsidiaries of El Paso Corporation provide us administrative, operational and other services.

     In addition, we and El Paso Corporation and its subsidiaries share and, therefore will compete for, the time and effort of El Paso Corporation personnel who provide services to us, including directors, officers and other personnel. Personnel of the general partner and its affiliates do not, and will not be required to, spend any specified percentage or amount of time on our business. Since these shared officers and directors function as both our representatives and those of El Paso Corporation and its subsidiaries, conflicts of interest could arise between El Paso Corporation and its subsidiaries, on the one hand, and us and our unitholders, on the other. Additionally, some of these directors, officers and other personnel own and are awarded from time to time financial shares, or options to purchase shares, of El Paso Corporation; accordingly, their financial interests may not always be aligned completely with ours or those of our common unit holders.

     Some other situations in which an actual or potential conflict of interest arises between us, on the one hand, and our general partner or its affiliates (including El Paso Corporation), on the other hand, and there is a benefit to our general partner or its affiliates in which neither us nor our limited partners will share include:

     - compensation paid to the general partner, which includes incentive distributions and reimbursements for reasonable general and administrative expenses;

     - payments to the general partner and its affiliates for any services rendered to us or on our behalf;

     - our general partner's determination of which direct and indirect costs we must reimburse; and

     - our general partner's determination to establish cash reserves under certain circumstances and thereby decrease cash available for distributions to unitholders.

     In addition, El Paso Corporation's beneficial ownership interest in our outstanding partnership interests could have a substantial effect on the outcome of some actions requiring partner approval. Accordingly, subject to legal requirements, El Paso Corporation makes the final determination regarding how any particular conflict of interest is resolved.

     The interests of El Paso Corporation and its subsidiaries may not always be aligned with our interest, and, accordingly, they may not always act in your best interest. El Paso Corporation is neither contractually nor legally bound to use us as its primary vehicle for growth and development of midstream energy assets, and may reconsider at any time, without notice. Further, El Paso Corporation is not required to pursue any business strategy that will favor our business opportunities over the business opportunities of El Paso Corporation or any of its affiliates (or any of its other competitors acquired by El Paso Corporation). In fact, El Paso Corporation may have financial motives to favor our competitors. El Paso Corporation and its subsidiaries (many of which are wholly-owned) operate in some of the same lines of business and in some of the same geographic areas in which we operate.

  BECAUSE WE DEPEND UPON EL PASO CORPORATION AND ITS SUBSIDIARIES FOR EMPLOYEES TO MANAGE OUR BUSINESS AND AFFAIRS, A DECREASE IN THE AVAILABILITY OF EMPLOYEES FROM EL PASO CORPORATION AND ITS SUBSIDIARIES COULD ADVERSELY AFFECT US.

     We have no employees. In managing our business and affairs, our general partner relies on employees of El Paso Corporation and its affiliates under a general and administrative services agreement between our general partner, on one hand, and subsidiaries of El Paso Corporation, on the other hand. Those employees will act on behalf of and as agents for us. A decrease in the availability of employees from El Paso Corporation and its affiliates could adversely affect us.

  DUE TO OUR SIGNIFICANT RELATIONSHIPS WITH EL PASO CORPORATION, ADVERSE DEVELOPMENTS CONCERNING EL PASO CORPORATION COULD ADVERSELY AFFECT US, EVEN IF WE HAVE NOT SUFFERED ANY SIMILAR DEVELOPMENTS.

     Through its subsidiaries, El Paso Corporation owns 90.1 percent of our general partner and has historically, with its affiliates, employed the personnel who operate our businesses. El Paso Corporation is a significant stakeholder in our limited partner interests, and as with many other large energy companies, is a significant customer of ours. The outstanding senior unsecured indebtedness of El Paso Corporation has been downgraded to below investment grade, at least in part, as a result of the outlook for the consolidated business of El Paso Corporation and its need for liquidity. In the event that El Paso Corporation's liquidity needs are not satisfied, El Paso Corporation could be forced to seek protection from its creditors in bankruptcy. Although we are making efforts to implement new procedures and other mechanisms to better balance the risks and rewards of our significant relationships with El Paso Corporation and its affiliates, if El Paso Corporation continues to suffer financial stress, we may be adversely affected, even if we have not suffered any similar developments.

  EL PASO CORPORATION AND ITS AFFILIATES MAY SELL UNITS OR OTHER LIMITED PARTNER INTERESTS IN THE TRADING MARKET, WHICH COULD REDUCE THE MARKET PRICE OF OUR COMMON UNITS.


     As of December 8, 2003, El Paso Corporation and its affiliates owned 11,084,245 common units and 10,937,500 Series C units that may ultimately be converted into common units. In the future, they may acquire additional interest or dispose of some or all of their interest. If they were to dispose of a substantial portion of their interest in the trading markets, it could reduce the market price of our common units. Our partnership agreement, and other agreements to which we are party, allow our general partner and certain of its affiliates to cause us to register for sale the partnership interests held by such persons, including common units. These registration rights allow our general partner and its affiliates to request registration of those partnership interests and to include any of those securities in a registration of other capital securities by us.


  OUR PARTNERSHIP AGREEMENT PURPORTS TO LIMIT OUR GENERAL PARTNER'S FIDUCIARY DUTIES AND CERTAIN OTHER OBLIGATIONS RELATING TO US.

     Although our general partner owes certain fiduciary duties to us and will be liable for all our debts, other than non-recourse debts, to the extent not paid by us, certain provisions of our partnership agreement contain exculpatory language purporting to limit the liability of our general partner to us and unitholders. For example, the partnership agreement provides that:

     - borrowings of money by us, or the approval thereof by our general partner, will not constitute a breach of any duty of our general partner to us or you whether or not the purpose or effect of the borrowing is to permit distributions on our limited partner interests or to result in or increase incentive distributions to our general partner;

     - any action taken by our general partner consistent with the standards of reasonable discretion set forth in certain definitions in our partnership agreement will be deemed not to breach any duty of our general partner to us or to unitholders; and

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

     - in the absence of bad faith by our general partner, the resolution of conflicts of interest by our general partner will not constitute a breach of the partnership agreement or a breach of any standard of care or duty.

     Provisions of the partnership agreement also purport to modify the fiduciary duty standards to which our general partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. The duty of loyalty would generally prohibit our general partner from taking any action or engaging in any transaction as to which it had a conflict of interest. The partnership agreement permits our general partner to exercise the discretion and authority granted to it in that agreement in managing us and in conducting its retained operations, so long as its actions are not inconsistent with our interests. Our general partner and its officers and directors may not be liable to us or to unitholders for certain actions or omissions which might otherwise be deemed to be a breach of fiduciary duty under Delaware or other applicable state law. Further, the partnership agreement requires us to indemnify our general partner to the fullest extent permitted by law, which indemnification, in light of the exculpatory provisions in the partnership agreement, could result in us indemnifying our general partner for negligent acts. Neither El Paso Corporation nor any of its other subsidiaries, other than our general partner, owes fiduciary duties to us.

  CASH RESERVES, EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF OUR GENERAL PARTNER MAY AFFECT DISTRIBUTIONS TO UNITHOLDERS.

     Our general partner has broad discretion to make cash expenditures and to establish and make additions to cash reserves for any proper partnership purpose, including reserves for the purpose of:

     - providing for debt service;

     - providing for future operating and capital expenditures;

     - providing funds for up to the next four quarterly distributions;

     - providing funds to redeem or otherwise repurchase our outstanding debt or equity;

     - stabilizing distributions of cash to capital security holders;

     - complying with the terms of any agreement or obligation of ours; and

     - providing for a discretionary reserve amount.

     The timing and amount of additions to discretionary reserves could significantly reduce potential distributions that certain unitholders could receive or ultimately affect who gets the distribution. The reduction or elimination of a previously established reserve in a particular quarter will result in a higher level of cash available for distribution than would otherwise be available in such quarter. Depending upon the resulting level of cash available for distribution, our general partner may receive incentive distributions which it would not have otherwise received. Thus, our general partner could have a conflict of interest in determining the amount and timing of any increases or decreases in reserves. Our general partner receives the following compensation:

     - distributions in respect of its general and limited partner interests in us;

     - incentive distributions to the extent that available cash exceeds specified target levels that are over $0.325 per unit per quarter; and

     - reimbursements for reasonable general and administrative expenses, and other reasonable expenses, incurred by our general partner and its affiliates for or on our behalf.

     Our partnership agreement was not, and many of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, were not and may not be the result of arm's-length negotiations and, as a result, those agreements may not be as profitable or advantageous to us and may produce a lower distribution for our unitholders than those negotiated at arm's-length.

     In addition, increases to reserves (other than the discretionary reserve amount provided for in the partnership agreement) will reduce our cash from operations, which under certain limited circumstances could result in certain distributions to be attributable to interim capital transactions rather than to cash from operations. If a cash distribution was attributable to an interim capital transaction, (i) 99 percent of the distribution would be made pro rata to all limited partners, including the Series C unitholders, and (ii) the distribution would be deemed a return of a portion of an investor's investment in his partnership interest and would reduce each of our general partner's target distribution levels proportionately.

RISK INHERENT IN AN INVESTMENT IN OUR SECURITIES

  UNITHOLDERS HAVE LIMITED VOTING RIGHTS AND DO NOT CONTROL OUR GENERAL PARTNER.

     Unlike the holder of capital stock in a corporation, unitholders have limited voting rights on matters affecting our business. Our general partner, whose directors our unitholders do not elect, manages our activities. Our unitholders will have no right to elect our general partner on an annual or any other continuing basis. If our general partner voluntarily withdraws, however, the holders of a majority of our outstanding limited partner interests (excluding for purposes of such determination interests owned by the withdrawing general partner and its affiliates) may elect its successor.

     Our general partner may not be removed as our general partner except upon approval by the affirmative vote of the holders of at least 66 2/3 percent of our outstanding limited partner interests (excluding limited partner interests owned by our general partner and its affiliates), subject to the satisfaction of certain conditions. Any removal of our general partner is not effective until the holders of a majority of our outstanding limited partner interests approve a successor general partner. Before the holders of outstanding limited partner interests may remove our general partner, they must receive an opinion of counsel that:

     - such action will not result in the loss of limited liability of any limited partner or of any member of any of our subsidiaries or cause us or any of our subsidiaries to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes; and

     - all required consents by any regulatory authorities have been obtained.

     If our general partner were to withdraw or be removed as our general partner, that would effectively result in its concurrent withdrawal or removal as the manager of our subsidiaries.

  WE MAY ISSUE ADDITIONAL SECURITIES, WHICH WILL DILUTE INTERESTS OF UNITHOLDERS AND MAY ADVERSELY AFFECT THEIR VOTING POWER.


     We can issue additional common units, preference units and other capital securities representing limited partner interests, including securities with rights to distributions and allocations or in liquidation equal or superior to the equity securities held by existing unitholders, for any amount and on any terms and conditions established by our general partner. For example, as of December 8, 2003, we have issued through public and private offerings during 2003 14,026,109 additional common units and 80 Series F convertible units, which may ultimately convert into a maximum of 8,329,679 common units. If we issue more limited partner interests, it will reduce each common unitholder's proportionate ownership interest in us. This could cause the market price of the common units to fall and reduce the cash distributions paid to our limited partners. Further, we have the ability to issue partnership interests with voting rights superior to the unitholders. If we issue any such securities, it could adversely affect the voting power of the common units.


  OUR GENERAL PARTNER HAS ANTI-DILUTION RIGHTS.

     Whenever we issue equity securities to any person other than our general partner and its affiliates, our general partner and its affiliates have the right to purchase an additional amount of those equity securities on the same terms as they are issued to the other purchasers. This allows our general partner and its affiliates to maintain their percentage partnership interest in us. No other unitholder has a similar right. Therefore, only our general partner may protect itself against dilution caused by the issuance of additional equity securities.

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

  UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN CERTAIN CIRCUMSTANCES, INCLUDING POTENTIALLY HAVING LIABILITY FOR THE RETURN OF WRONGFUL DISTRIBUTIONS.

     We operate businesses in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas and plan to expand into more states. In some states (but not any of the states in which we currently do business), the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. To the extent we conduct business in one of those states, a unitholder might be held liable for our obligations as if it was a general partner if:

     - a court or government agency determined that we had not complied with that state's partnership statute; or

     - our unitholders' rights to act together to remove or replace our general partner or take other actions under our partnership agreement were to constitute "control" of our business under that state's partnership statute.

     A unitholder will not be liable for assessments in addition to its initial capital investment in any of our capital securities representing limited partnership interests. However, a unitholder may be required to repay to us any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, we may not make a distribution to unitholders if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

  OUR GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE UNITHOLDERS TO SELL THEIR LIMITED PARTNER INTERESTS AT AN UNDESIRABLE TIME OR PRICE.

     If at any time our general partner and its affiliates hold 85 percent or more of any class or series of our issued and outstanding limited partner interests, our general partner will have the right to purchase all, but not less than all, of the outstanding securities of that class or series held by nonaffiliates. This purchase would take place as of a record date which would be selected by our general partner, on at least 30 but not more than 60 days' notice. Our general partner may assign and transfer this call right to any of its affiliates or to us. If our general partner (or its assignee) exercises this call right, it must purchase the securities at the higher of (i) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest of such class purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (ii) the average of the last reported sales price per unit or other limited partner interest of such class over the 20 trading days preceding the date five days before our general partner mails such notice. Accordingly, under certain circumstances unitholders may be required to sell their limited partner interests against their will and the price they receive for those securities may be less than they would like to receive.

  OUR EXISTING UNITS ARE, AND POTENTIALLY ANY LIMITED PARTNER INTERESTS WE ISSUE IN THE FUTURE WILL BE, SUBJECT TO RESTRICTIONS ON TRANSFER.

     All purchasers of our existing units, and potentially any purchasers of limited partner interests we issue in the future, who wish to become holders of record and receive cash distributions must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by our partnership agreement and is eligible to purchase our securities. A person purchasing our existing units, or possibly limited partner interests we issue in the future, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Further, our general partner may request each record holder to furnish certain information, including that holder's nationality, citizenship or other related status. An investor who is not a U.S. resident may not be eligible to become a record holder or one of our limited partners if that investor's ownership would subject us to the risk of cancellation or forfeiture of any of our assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if our general partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of our limited partners, our general partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and we will have the right to redeem those securities held by the record holder.

  WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATION TO REPURCHASE DEBT SECURITIES UPON A CHANGE OF CONTROL.

     Upon a change of control (among other things, the acquisition of 50 percent or more of El Paso Corporation's voting stock, or if El Paso Corporation and its subsidiaries no longer own more than 50 percent of our general partner, or the sale of all or substantially all of our assets), unless our creditors agreed otherwise, we would be required to repay the amounts outstanding under our credit facilities and to offer to repurchase our outstanding senior subordinated notes and possibly our outstanding senior notes at 101 percent of the principal amount, plus accrued and unpaid interest to the date of repurchase. We may not have sufficient funds available or be permitted by our other debt instruments to fulfill these obligations upon the occurrence of a change of control.

  THE ISSUANCE OF THE SERIES F CONVERTIBLE UNITS COULD DEPRESS THE MARKET PRICE OF OUR COMMON UNITS.

     The terms on which we are able to obtain additional capital may be adversely affected while our Series F convertible units (and other securities convertible into or exercisable for common units) are outstanding because of the uncertainty and potential dilutive effect related to conversion or exercise of our Series F convertible units and other derivative securities.

  THE SERIES F CONVERTIBLE UNITS WERE ACQUIRED BY A SINGLE INVESTOR WHICH RESULTED IN CONCENTRATED OWNERSHIP AND COULD DEPRESS THE MARKET PRICE OF OUR COMMON UNITS.

     All of our Series F convertible units were acquired by one investor, and assuming that investor retains a substantial portion of the Series F convertible units and converts them to common units, that investor could own approximately 15 percent of our outstanding common units. In the future, that investor may acquire additional common units or dispose of some or all of its common units. If that investor were to dispose of a substantial portion of its common units in the trading markets, it could reduce the market price of our common units.

  RECENT TAX LEGISLATION MAY AFFECT THE MARKET VALUE OF OUR UNITS.


     The recently enacted "Jobs and Growth Tax Reconciliation Act of 2003" significantly alters the treatment of dividends and long term capital gains of individuals. Under this Act, corporate dividends received by individuals in taxable years beginning after 2002 and prior to 2009, and long term capital gains on sales and exchanges (and payments received) after May 6, 2003 and before January 1, 2009, are taxed at a maximum rate of 15%. Certain individuals with taxable income below specified thresholds are taxed at a maximum rate of 5% (0% in 2008). Finally, to the extent that a redemption of corporate shares is treated as a dividend, and the dividends paid on such corporate shares (or amounts treated as dividends for tax purposes) (x) in any 85 day period exceed 10%, or (y) in any 365 day period, exceed 20% of the taxpayer's basis (or, in certain cases, the fair market value of such shares), then any subsequent loss on the sale or exchange of such corporate shares shall be treated, to the extent, as long term capital loss. These changes, to the extent applicable to corporate shares, may make corporate equity securities more attractive relative to our common units. As of December 8, 2003, we cannot predict the effect that this legislation will have on an investment in our common units. In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If certain states were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

RISKS RELATED TO OUR LEGAL STRUCTURE

 THE INTERRUPTION OF DISTRIBUTIONS TO US FROM OUR SUBSIDIARIES AND JOINT VENTURES MAY AFFECT OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO OUR UNITHOLDERS.

     We are a holding company. As such, our primary assets are the capital stock and other equity interests in our subsidiaries and joint ventures. Consequently, our ability to fund our commitments (including payments on our debt securities) depends upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of that cash to us. Distributions from our joint ventures are subject to the discretion of their respective management committees. In addition, from time to time, our joint ventures and some of our subsidiaries have separate credit arrangements that contain various restrictive covenants. Among other things, those covenants limit or restrict each such company's ability to make distributions to us under certain circumstances. Further, each joint venture's charter documents typically vest in its management committee sole discretion regarding distributions. Accordingly, our joint ventures and our unrestricted subsidiaries may not continue to make distributions to us at current levels or at all.

     Moreover, pursuant to Deepwater Gateway's credit arrangements, we have agreed to return a limited amount of the distributions made to us by Deepwater Gateway if certain conditions exist.

 WE CANNOT CAUSE OUR JOINT VENTURES TO TAKE OR NOT TO TAKE CERTAIN ACTIONS UNLESS SOME OR ALL OF OUR JOINT VENTURE PARTICIPANTS AGREE.


     Due to the nature of joint ventures, each participant (including us) in each of our joint ventures, including Poseidon, Deepwater Gateway, Cameron Highway Oil Pipeline Company and Coyote Gas Treating, LLC, has made substantial investments (including contributions and other commitments) in that joint venture and, accordingly, has required that the relevant charter documents contain certain features designed to provide each participant with the opportunity to participate in the management of the joint venture and to protect its investment in that joint venture, as well as any other assets which may be substantially dependent on or otherwise affected by the activities of that joint venture. These participation and protective features include a corporate governance structure that requires at least a majority in interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100 percent) to authorize more significant activities. Examples of these more significant activities are large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money or otherwise raising capital, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture participants with enough voting interests, we cannot cause any of our joint ventures to take or not to take certain actions, even though those actions may be in the best interest of the particular joint venture or us. As of September 30, 2003, our aggregate investments in Cameron Highway, Deepwater Gateway, Coyote Gas Treating, LLC and Poseidon totaled $86 million, $33 million, $(0.3) million and $38 million.


 WE DO NOT HAVE THE SAME FLEXIBILITY AS OTHER TYPES OF ORGANIZATIONS TO ACCUMULATE CASH AND EQUITY TO PROTECT AGAINST ILLIQUIDITY IN THE FUTURE.

     Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our unitholders of all available cash reduced by any amounts reserved for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our units and other limited partner interests will decrease in direct correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue more equity to recapitalize.

 CHANGES OF CONTROL OF OUR GENERAL PARTNER MAY ADVERSELY AFFECT YOU.

     Our results of operations and, thus, our ability to pay amounts due under the debt securities could be adversely affected if there is a change of control of our general partner. For example, El Paso Corporation and its subsidiaries are parties to various credit agreements and other financing arrangements, the obligations of which may be collateralized (directly or indirectly). El Paso Corporation and its subsidiaries have used, and may use in the future, their interests, which include a 90.1 percent membership interest in our general partner, common units and Series C units as collateral. These arrangements may allow such lenders to foreclose on that collateral in the event of a default. Further, El Paso Corporation could sell our general partner or any of the common units or other limited partner interests it holds. El Paso Corporation's sale of 50 percent or more of our general partner would constitute a change of control under our existing credit agreement, our senior subordinated notes indentures and possibly the indenture relating to the notes. In such a circumstance, much of our indebtedness for borrowed money would effectively become due and payable unless our creditors agreed otherwise, and we might be required to refinance our indebtedness, potentially on less advantageous terms. In addition, El Paso Corporation could sell control of our general partner to another company with less familiarity and experience with our businesses and with different business philosophies and objectives. In such a situation, we may not be able to refinance our indebtedness. Any such acquirer also may not continue our current business strategy, or even a business strategy economically compatible with our current business strategy.

TAX RISKS

 WE HAVE NOT RECEIVED A RULING OR ASSURANCES FROM THE IRS WITH RESPECT TO OUR CLASSIFICATION AS A PARTNERSHIP.

     We have not requested any ruling from the Internal Revenue Service (IRS) with respect to our classification, or the classification of any of our subsidiaries which are organized as limited liability companies or partnerships, as a partnership for federal income tax purposes. Accordingly, the IRS may propose positions that differ from the conclusions expressed by us. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of those conclusions, and some or all of those conclusions ultimately may not be sustained. The limited partners and our general partner will bear, directly or indirectly, the costs of any contest with the IRS.

 OUR TAX TREATMENT DEPENDS ON OUR PARTNERSHIP STATUS AND IF THE IRS TREATS US AS A CORPORATION FOR TAX PURPOSES, IT WOULD ADVERSELY AFFECT DISTRIBUTIONS TO OUR UNITHOLDERS.

     Based upon the continued accuracy of the representations of our general partner, we believe that under current law and regulations we and our subsidiaries which are limited liability companies or partnerships have been and will continue to be classified as partnerships for federal income tax purposes or will be ignored as separate entities for federal income tax purposes. However, as stated above, we have not requested, and will not request, any ruling from the IRS as to this status. In addition, you cannot be sure that those representations will continue to be accurate. If the IRS were to challenge our federal income tax status or the status of one of our subsidiaries, such a challenge could result in (i) an audit of each unitholder's entire tax return and (ii) adjustments to items on that return that are unrelated to the ownership of units or other limited partner interests. In addition, each unitholder would bear the cost of any expenses incurred in connection with an examination of its personal tax return. Except as specifically noted, this discussion assumes that we and our subsidiaries which are organized as limited liability companies or partnerships have been and are treated as single member limited liability companies disregarded from their owners or partnerships for federal income tax purposes.

     If we or any of our subsidiaries which are organized as limited liability companies, limited partnerships or general partnerships were taxable as a corporation for federal income tax purposes in any taxable year, its income, gains, losses and deductions would be reflected on its tax return rather than being passed through (proportionately) to unitholders, and its net income would be taxed at corporate rates. This would materially and adversely affect our ability to make payments on our debt securities. In addition, some or all of the distributions made to unitholders would be treated as dividend income and would be reduced as a result of the federal, state and local taxes paid by us or our subsidiaries.

 WE MAINTAIN UNIFORMITY OF OUR LIMITED PARTNER INTERESTS THROUGH NONCONFORMING DEPRECIATION CONVENTIONS.

     Since we cannot match transferors and transferees of our limited partner interests, we must maintain uniformity of the economic and tax characteristics of the limited partner interests to their purchasers. To maintain uniformity and for other reasons, we have adopted certain depreciation conventions. The IRS may challenge those conventions and, if such a challenge were sustained, the uniformity or the value of our limited partner interests may be affected. For example, non-uniformity could adversely affect the amount of tax depreciation available to unitholders and could have a negative impact on the value of their limited partner interests.

 UNITHOLDERS CAN ONLY DEDUCT CERTAIN LOSSES.

     Any losses that we generate will be available to offset future income (except certain portfolio net income) that we generate and cannot be used to offset income from any other source, including other passive activities or investments unless the unitholder disposes of its entire interest.

 UNITHOLDERS' PARTNERSHIP TAX INFORMATION MAY BE AUDITED.

     We will furnish each unitholder a Schedule K-1 that sets forth its allocable share of income, gains, losses and deductions. In preparing this schedule, we will use various accounting and reporting conventions and various depreciation and amortization methods we have adopted. We cannot guarantee that this schedule will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, our tax return may be audited, and any such audit could result in an audit of each unitholder's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

 UNITHOLDERS' TAX LIABILITY RESULTING FROM AN INVESTMENT IN OUR LIMITED PARTNER INTERESTS COULD EXCEED ANY CASH UNITHOLDERS RECEIVE AS A DISTRIBUTION FROM US OR THE PROCEEDS FROM DISPOSITIONS OF THOSE SECURITIES.

     A unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on its allocable share of our income, whether or not it receives any cash distributions from us. A unitholder may not receive cash distributions equal to its allocable share of taxable income from us. In fact, a unitholder may incur tax liability in excess of the amount of cash distribution we make to it or the cash it receives on the sale of its units or other limited partner interests.

 TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS MAY EXPERIENCE ADVERSE TAX CONSEQUENCES FROM OWNERSHIP OF OUR SECURITIES.

     Investment in our securities by tax-exempt organizations and regulated investment companies raises issues unique to such persons. Virtually all of our income allocated to a tax-exempt organization will be unrelated business taxable income and will be taxable to such tax-exempt organization. Additionally, very little of our income will qualify for purposes of determining whether an investor will qualify as a regulated investment company. Furthermore, an investor who is a nonresident alien, a foreign corporation or other foreign person will be required to file federal income tax returns and to pay taxes on his share of our taxable income because he will be regarded as being engaged in a trade or business in the United States as a result of his ownership of units or other limited partnership units. We have the right to redeem units or other limited partner interests held by certain non-U.S. residents or holders otherwise not qualified to become one of our limited partners.

 WE ARE REGISTERED AS A TAX SHELTER. ANY IRS AUDIT WHICH ADJUSTS OUR RETURNS WOULD ALSO ADJUST EACH UNITHOLDER'S RETURNS.

     We have been registered with the IRS as a "tax shelter." The tax shelter registration number is 93084000079. As a result, we may be audited by the IRS and tax adjustments may be made. The right of a unitholder owning less than a one percent profit interest in us to participate in the income tax audit process is limited. Further, any adjustments in our tax returns will lead to adjustments in each unitholder's returns and may lead to audits of each unitholder's returns and adjustments of items unrelated to us. Each unitholder would bear the cost of any expenses incurred in connection with an examination of its personal tax return.

 UNITHOLDERS MAY HAVE NEGATIVE TAX CONSEQUENCES IF WE DEFAULT ON OUR DEBT OR SELL ASSETS.

     If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and cause negative tax consequences for each unitholder through the realization of taxable income by it without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, each unitholder could have increased taxable income without a corresponding cash distribution.

 WE WILL TREAT EACH INVESTOR IN THE UNITS AS HAVING THE SAME TAX BENEFITS WITHOUT REGARD TO THE UNITS PURCHASED. THE IRS MAY CHALLENGE THIS TREATMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF THE UNITS.

     Because we cannot match transferors and transferees of common units, we have adopted depreciation and amortization positions that could be challenged. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

 YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES IN STATES WHERE YOU DO NOT LIVE AS A RESULT OF AN INVESTMENT IN OUR UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Further, you may be subject to penalties for failure to comply with those requirements. We own assets and do business in six states. Four of these states currently impose a personal income tax on partners of partnerships doing business in those states but who are not residents of those states. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                                USE OF PROCEEDS

     The proceeds from any sale by any selling unitholder of common units offered by this prospectus and any prospectus supplement will be solely for its account; we will not receive any of the proceeds from any sale of the units offered hereby.

                              SELLING UNITHOLDERS

     Pursuant to an exchange and registration rights agreement among us, our general partner and Goldman Sachs, we are required to file this registration statement to register the common units offered by this prospectus, and we must use our best efforts to cause this registration statement to be declared effective by the SEC by January 19, 2004, or earlier, if we, our general partner, El Paso Corporation or its subsidiaries sell our common units, except for common units issued pursuant to the exercise of existing options, warrants or similar securities or agreements or as consideration in an acquisition. This prospectus relates to the registration of (1) 3,000,000 common units issued by us to Goldman, Sachs & Co. on October 2, 2003 and (2) 2,750,000 common units issuable by us to Goldman Sachs upon the exchange of its 9.9 percent membership interest in our general partner for our common units, as further described below. We have assumed, solely for purposes of determining the number of common units to be registered under this registration statement, that Goldman Sachs exercised its right to exchange its 9.9 percent membership interest in our general partner for common units on October 2, 2003. The common units may be sold from time to time by Goldman Sachs, one or more of its affiliates, or by pledgees, donees, distributees, transferees or other successors in interest.


     In October 2003, Goldman Sachs made a $200 million investment in us and our general partner. For that investment, Goldman Sachs acquired a 9.9 percent membership interest in our general partner, whose primary asset is its one percent general partner interest in us, from El Paso Corporation for $88 million and 3,000,000 common units from us for $112 million. Under the terms of the exchange and registration rights agreement,



     - Beginning in October 2008, Goldman Sachs will have the right to exchange its 9.9 percent membership interest in our general partner for a number of common units that would result in Goldman Sachs receiving quarterly common unit distributions, based on the most recent cash distribution to common unitholders, equal (subject to adjustments) to 9.9 percent of the most recent cash distribution we have made to our general partner;



     - The maximum number of common units that Goldman Sachs will be permitted to receive in exchange for its entire membership interest in our general partner may not exceed 9.9 percent of the sum of the total number of our outstanding limited partner interests (calculated on a diluted basis) plus the number of common units to be issued to Goldman Sachs in the exchange. However, Goldman Sachs will not be permitted to receive a number of common units at any point in time that, together with any other common units owned by Goldman Sachs, would result in Goldman Sachs owning more than 9.9 percent of our outstanding common units at that time; and



     - Goldman Sachs will have the right to effect the exchange prior to October 2008 upon the occurrence of specified events, including:



      - the sale of all or substantially all of our or our general partner's assets,



      - our merger with another company,



      - a change or control (as that term is defined in the exchange and registration rights agreement) of the El Paso Corporation subsidiary that owns 90.1 percent of our general partner,



      - our liquidation,



      - our distribution of cash from interim capital contributions (as described on page 26),



      - in certain circumstances, the commencement of a voluntary or involuntary bankruptcy proceeding against El Paso Corporation or any of its material subsidiaries, or



      - if we negotiate a reduction in the incentive distributions that we pay to our general partner.

     In addition, beginning in October 2010, or prior to October 2010 upon the occurrence of certain events, we will have, and in certain instances El Paso Corporation has, the right to cause Goldman Sachs to exchange its 9.9 percent membership interest in our general partner for common units on the above terms. If we acquire Goldman Sachs' membership interest in our general partner, we will then return that interest to our general partner in exchange for a reduction in our general partner's incentive distribution payments based on the amount of the distributions attributable to the membership interest exchanged.

     Through Goldman Sachs' membership interest in our general partner:

     - it is entitled to receive 9.9 percent of all distributions made by our general partner; and

     - its consent is required before we or our general partner can liquidate, dissolve or file a voluntary bankruptcy petition.

     We have agreed to pay the costs and fees of registering the common units covered by this prospectus but Goldman Sachs has agreed to pay selling commissions and discounts in connection with its sale of the common units, as well as any fees and expenses of Goldman Sachs' counsel.

     If the registration statement relating to this prospectus does not have sufficient availability to provide for the resale by Goldman Sachs of all of the common units to be issued to Goldman Sachs upon the exchange of its membership interest in our general partner, we are obligated to amend the registration statement or file an additional registration statement to cover the resale of any such additional common units by Goldman Sachs.

     Under the exchange and registration rights agreement, we and our general partner have agreed to indemnify Goldman Sachs against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement relating to this prospectus or in this prospectus or any prospectus supplement, other than liabilities arising from information supplied by Goldman Sachs for use in the registration statement, this prospectus or in any prospectus supplement. Goldman Sachs has agreed to indemnify us and our general partner against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement relating to this prospectus or in this prospectus or any prospectus supplement to the extent that the misstatements or omissions were made in reliance upon written information furnished to us by Goldman Sachs expressly for use in the registration statement, this prospectus or any prospectus supplement.

     Goldman, Sachs & Co. and some of its affiliates have engaged and may engage in transactions with us and have performed and may perform services for us and some of our affiliates in the ordinary course of business, including the underwriting of our securities.


     On December 8, 2003, Goldman Sachs beneficially owned 4,807,952 common units (including the 3,000,000 common units offered hereby), or approximately 8 percent of our outstanding common units, and a 9.9 percent membership interest in our general partner, which, as discussed above, may be exchanged for a number of our common units beginning in October 2008, or prior to October 2008 upon the occurrence of certain events. If all of the common units offered by this prospectus are sold, Goldman Sachs would beneficially own 1,807,952 common units, or approximately 3 percent of our outstanding common units (assuming that Goldman Sachs has not exchanged its 9.9 percent membership interest in our general partner prior to the completion of such sale, Goldman Sachs has not acquired any additional common units, and that we have not issued any additional common units prior to the completion of such sale), and a 9.9 percent membership interest in our general partner. Of the 4,807,952 common units beneficially owned by Goldman Sachs, 1,807,552 common units, or approximately 3 percent of our outstanding common units, are deemed to be beneficially owned by Goldman Sachs because they are held in client accounts for which Goldman Sachs exercises voting or investment authority, or both. Goldman Sachs disclaims beneficial ownership of common units held in these client accounts.


                        DETERMINATION OF OFFERING PRICE

     Any offering and sale under this prospectus may be made on one or more national securities exchanges or in the over-the-counter market, or otherwise at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. If there is a material disparity between any such offering price and the market price of the common units at the time of such offering, the various factors considered in determining such offering price will be described in the prospectus supplement relating to such offering.

                        DESCRIPTION OF THE COMMON UNITS


     As of December 8, 2003, we had 58,361,149 common units, 10,937,500 Series C units, and 80 Series F convertible units outstanding. As of December 8, 2003, the public owned 47,276,904 common units (including 4,807,952 common units beneficially owned or deemed to be beneficially owned by Goldman Sachs), or 81 percent of our outstanding common units, and El Paso Corporation, through its subsidiaries, owned 11,084,245 common units, or 19 percent of our outstanding common units; all 10,937,500 of our Series C units; and 90.1% of our general partner, which owns our 1 percent general partner interest.


     Below is a description of the general terms and rights of our common units. You should refer to the applicable provisions of our partnership agreement, and the documents we have incorporated by reference, for a complete statement of the terms and rights of our common units.

     The board of directors of our general partner can, without limited partner approval, issue from time to time one or more series or classes of limited partner interest or other capital securities, including capital securities with rights to distributions and allocations or in liquidation equal or superior to the units currently outstanding. The board of directors of our general partner can also determine the voting powers, designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of any series or class and the number of units or other limited partner interests constituting any series or class of capital securities representing limited partner interests.

RIGHTS TO CASH DISTRIBUTIONS

     General. Our common units are capital securities entitled (1) to participate in distributions of available cash that may be made from time to time and (2) in the event we liquidate or wind-up, to share in any of our assets remaining after satisfaction of our liabilities. Except to the extent our general partner has earned the right to receive any incentive distributions, we will distribute our available cash constituting cash from operations 1 percent to our general partner and 99 percent to our limited partners, which amounts will be allocated among our limited partners based on the type and number of units held. Our general partner will become entitled, as an incentive, to a greater share of the distributions of available cash constituting cash from operations to the extent that available cash exceeds specified target levels that are above $0.325 per unit per quarter, as further described below.

     Our partnership agreement requires us to distribute all of our "available cash," as such term is defined in our partnership agreement. Generally, "available cash" means, for the applicable quarter, all cash receipts for such quarter and any reductions in reserves established in prior quarters less all cash disbursements made in such quarter and additions to reserves, as determined by our general partner. Our partnership agreement characterizes available cash into two categories -- "cash from operations" and "cash from interim capital transactions." This distinction affects the amounts distributed to the unitholders relative to our general partner and the priority of distributions to preference unitholders relative to common unitholders. "Cash from operations," which is determined on a cumulative basis, generally refers to all cash generated by the operations of our business (excluding any cash from interim capital transactions), after deducting related cash operating expenditures, cash debt service payments, cash capital expenditures, reserves and certain other items. "Cash from interim capital transactions" generally will be generated only by (1) borrowings and sales of debt securities by us (other than for working capital purposes and other than for goods or services purchased on open account in the ordinary course of business), (2) sales of equity interests in us for cash and (3) sales or other voluntary or involuntary dispositions of any of our assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

     Amounts of cash distributed by us on any date from any source will be treated as a distribution of cash from operations, until the sum of all amounts so distributed to the unitholders and to our general partner

(including any incentive distributions) equals the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution. Any amount of such cash (irrespective of its source) distributed on such date which, together with prior distributions of cash from operations, is in excess of the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution will be deemed to constitute cash from interim capital transactions and will be distributed accordingly. If cash that is deemed to constitute cash from interim capital transactions is distributed in respect of each unit in an aggregate amount per such unit equal to the unrecovered capital with respect thereto, the distinction between cash from operations and cash from interim capital transactions will cease, and all cash will be distributed as cash from operations.

     Capital expenditures that our general partner determines are necessary or desirable to maintain our facilities and operations (as distinguished from capital expenditures made to expand the capacity of such facilities or make strategic acquisitions) will reduce the amount of cash from operations. Therefore, if our general partner were to determine that substantial capital expenditures were necessary or desirable to maintain our facilities, the amount of cash distributions that are deemed to constitute cash from operations would decrease and, if such expenditures were subsequently refinanced and all or a portion of the proceeds distributed to unitholders, the amount of cash distributions deemed to constitute cash from interim capital transactions might increase.

     Quarterly Distributions of Available Cash. Our partnership agreement requires us to distribute available cash for each calendar quarter within 45 days after the end of such quarter.

     Participation in Distributions. The holders of our common units are entitled to fully participate in quarterly distributions of available cash constituting cash from operations, subject to:

     - the right of our general partner to receive the incentive distributions described below,

     - the rights of Series C units described below in "-- Relationship to Series C Units,"

     - the rights of Series F convertible units described below in "-- Relationship to Series F Convertible Units" and

     - the right of holders of any capital securities we issue in the future to receive any priority distributions attributable to such securities.

     Seniority. The Series C preference units currently have a distribution rate equal to that of common units. The holder of Series C units has the right at any time to cause us to propose a vote of our common unitholders as to whether the Series C units may be converted into common units. If our common unitholders approve the conversion, then each Series C unit will convert into one common unit. If our common unitholders do not approve the conversion within 120 days after the vote is requested, then the distribution rate for the Series C unit will increase to 105 percent of the common unit distribution rate in effect from time to time. Thereafter, the Series C unit distribution rate will increase on April 30, 2004 to 110 percent of the common unit distribution rate and on April 30, 2005 to 115 percent of the common unit distribution rate.

     In the future, we may issue unlimited amounts of additional capital securities that would participate in, or have preferences with respect to, distributions of available cash constituting cash from operations, whether up to or in excess of the minimum quarterly distribution amount.

     The minimum quarterly distribution and the specified target levels relating to incentive distributions may be adjusted under certain circumstances in accordance with our partnership agreement.

     Distribution of Cash from Operations, up to the Minimum Quarterly Distribution, on all Common Units. Generally, available cash constituting cash from operations in respect of any calendar quarter will be distributed in the following manner:

     - first, 99 percent will be distributed to the common unitholders and Series C unitholders, pro rata, and 1 percent will be distributed to our general partner until there has been distributed in respect of each common unit an amount equal to the minimum quarterly distribution ($0.275 per unit) for such quarter; and

     - thereafter, in the manner described under "-- Incentive Distributions" below.

The minimum quarterly distribution is subject to adjustment as described below, in "-- Relationship to Series C units."

     Incentive Distributions. Subject to the payment of incentive distributions to our general partner if certain target levels of distributions of available cash constituting cash from operations to preference and common unitholders are achieved, distributions of available cash are made 99 percent to the limited partners and 1 percent to our general partner. For any calendar quarter with respect to which available cash constituting cash from operations is distributed in respect of our common units in an amount equal to the minimum quarterly distribution of $0.275 per unit, any additional available cash constituting cash from operations will be allocated between our general partner and the common unitholders and Series C unitholders at differing percentage rates, which increase the share of such additional available cash allocable to our general partner. As an incentive, in respect of its 1 percent interest, our general partner's share of such quarterly cash distributions in excess of $0.325 per common unit will increase depending on the relevant target distribution level achieved.

     The following table illustrates the percentage allocation of distributions of available cash among the unitholders and our general partner up to the various target distribution levels.

                                                                        PERCENT OF MARGINAL
                                                                           AVAILABLE CASH
                                                                           DISTRIBUTED TO
                                                     QUARTERLY        ------------------------
                                                DISTRIBUTION AMOUNT       COMMON       GENERAL
                                                  PER UNIT UP TO      UNITHOLDERS(1)   PARTNER
                                                -------------------   --------------   -------
Minimum Quarterly Distribution................        $0.275                99%           1%
First Target Distribution.....................        $0.325                99%           1%
Second Target Distribution....................        $0.375                86%          14%
Third Target Distribution.....................        $0.425                76%          24%
Thereafter....................................        $0.425                51%          49%

---------------

(1) Including holders of Series C units.

     Distributions of Cash from Interim Capital Transactions. Distributions on any date by us of available cash constituting cash from interim capital transactions will be distributed 99 percent to limited partners and 1 percent to our general partner until a hypothetical holder of each type of our units has received with respect to such units distributions of available cash constituting cash from interim capital transactions in an amount equal to such unit's unrecovered capital (being $10.25 for a common unit and $32 for a Series C unit). Thereafter, distributions of available cash that constitute cash from interim capital transactions will be distributed as if they were cash from operations, and because the minimum quarterly distribution and first, second and third target distribution levels will have been reduced to zero as described below, our general partner's share of distributions of available cash will increase, in general, to 49 percent of all distributions of available cash.

     Adjustment of the Minimum Quarterly Distribution and Target Distribution Levels. The minimum quarterly distribution, unrecovered capital per unit and the first, second and third target distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units (whether effected by a distribution payable in units or otherwise) but not by reason of the issuance of additional units for cash or property. For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), then the minimum quarterly distribution, unrecovered capital for a unit and the first, second and third target distribution levels would each be reduced to 49 percent of its initial level. In addition, if unrecovered capital is reduced as a result of a distribution of available cash constituting cash from interim capital transactions, the minimum quarterly distribution and the first, second and third target distribution levels will be adjusted downward proportionately, by multiplying each such amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered capital immediately after giving effect to such distribution and the denominator of which is the unrecovered capital immediately prior to such distribution. With respect to our common units, "unrecovered capital" means, generally, the amount by which $10.25 per common unit exceeds the aggregate distributions of cash from interim capital transactions with respect to such common unit, as adjusted. For example, the initial unrecovered capital is $10.25 per common unit (which was the initial public offering price per unit, as adjusted for a two-for-one split); if cash from interim capital transactions of $7.50 per common unit is distributed to common unitholders (assuming no prior adjustments), then the amount of the minimum quarterly distribution, and of each of the target distribution levels, would be reduced to 26 percent of its initial level. If and when the unrecovered capital is zero, the minimum quarterly distribution and the first, second and third target distribution levels each will have been reduced to zero, and our general partner's share of distributions of available cash will increase, in general, to 49 percent of all distributions of available cash.

     The minimum quarterly distribution may also be adjusted if legislation is enacted or the interpretation or existing legislation is modified which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In such event, the minimum quarterly distribution and the first, second and third target distribution levels for each quarter thereafter would be reduced to an amount equal to the product of (1) each of the minimum quarterly distribution and the first, second and third target distribution levels multiplied by (2) one minus the sum of (a) the estimated effective federal income tax rate to which we are subject as an entity plus (b) the estimated effective overall state and local income tax rate to which we are subject as an entity for the taxable year in which such quarter occurs. For example, if we were to become taxable as an entity for federal income tax purposes and we became subject to a combined estimated effective federal, state and local income tax rate of 38 percent, then the minimum quarterly distribution, and each of the target distribution levels, would be reduced to 62 percent of the amount thereof immediately prior to such adjustment.

     Distributions of cash from interim capital transactions will not reduce the minimum quarterly distribution in the quarter in which they are distributed.

     Distribution of Cash Upon Liquidation. Following the commencement of our liquidation, our assets will be sold or otherwise disposed of, and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will first be applied to the payment of our creditors in the order of priority provided in the partnership agreement and by law, and thereafter, be distributed to the unitholders and our general partner in accordance with their respective capital account balances, as so adjusted.

     Partners are entitled to liquidation distributions in accordance with capital account balances. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

     - first, to our general partner and the holders of units which have negative balances in their capital accounts to the extent of and in proportion to such negative balance;

     - second, 99 percent to the common unitholders and Series C unitholders and 1 percent to our general partner until the capital account for each common unit and Series C unit is equal to the unrecovered capital in respect of such common unit and Series C unit;

     - third, 99 percent to all common unitholders and Series C unitholders and 1 percent to our general partner until there has been allocated under this third clause an amount per common unit equal to (a) the excess of the first target distribution per common unit over the minimum quarterly distribution per common unit for each quarter of our existence, less (b) the amount per common unit of any distributions of available cash constituting cash from operations in excess of the minimum quarterly distribution per unit which was distributed 99 percent to the common unitholders and Series C unitholders and 1 percent to our general partner for any quarter of our existence;

     - fourth, 86 percent to all common unitholders and Series C unitholders and 14 percent to our general partner until there has been allocated under this fourth clause an amount per common unit equal to (a) the excess of the second target distribution per common unit over the first target distribution per common unit for each quarter of our existence, less (b) the amount per common unit of any distributions of available cash constituting cash from operations in excess of the first target distribution per common unit which was distributed 86 percent to the common unitholders and Series C unitholders and 14 percent to our general partner for any quarter of our existence;

     - fifth, 76 percent to all common unitholders and Series C unitholders and 24 percent to our general partner until there has been allocated under this fifth clause an amount per common unit equal to (a) the excess of the third target distribution per common unit over the second target distribution per common unit for each quarter of our existence, less (b) the amount per common unit of any distributions of available cash constituting cash from operations in excess of the second target distribution per unit which was distributed 76 percent to the common unitholders and Series C unitholders and 24 percent to our general partner for any quarter of our existence; and

     - thereafter, 51 percent to all common unitholders and Series C unitholders and 49 percent to our general partner.

     Any loss or unrealized loss will be allocated to the partners as follows:

     - first, 1 percent to our general partner and 99 percent to all common unitholders and Series C unitholders in proportion to the positive balances in their respective capital accounts until all such capital accounts are reduced to zero; and

     - the balance, if any, 100 percent to our general partner.

LIMITED CALL RIGHT

     If, at any time, nonaffiliates of our general partner own less than 15 percent of the issued and outstanding units or other limited partner interests of any class (including common units), then our general partner may call, or assign to us or its affiliates our right to call, such remaining publicly-held units or other limited partner interests at a purchase price equal to the greater of (1) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest of such class purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (2) the average of the last reported sales price per unit or other limited partner interest of such class over the 20 trading days preceding the date five days before our general partner mails such notice.

VOTING RIGHTS


     Our general partner manages our day-to-day operations and strategic direction. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or the directors of our general partner on an annual or other continuing basis. Our general partner may not be removed except pursuant to the vote of the holders of at least 66 2/3 percent of our voting units, excluding common units owned by our general partner and its affiliates, our Series C units and our Series F convertible units. And to the extent our limited partners do have the right to vote on a particular matter, El Paso Corporation and its affiliates will be able to exert influence over any vote in which they are entitled to participate because of their approximate 20 percent ownership interest in our common units and 100 percent ownership interest in our Series C units as of December 8, 2003. Our voting unitholders are entitled to vote only on the following matters:


     - a merger or consolidation involving us;

     - the sale, exchange or other disposition of all or substantially all of our assets;

     - our conversion into a corporation for tax purposes;

     - the transfer of all of our general partner interest (but not the sale of our general partner);

     - the election of any successor general partner upon the current general partner's withdrawal;

     - the removal of our general partner;

     - our continuation upon an event of dissolution; and

     - certain amendments to our partnership agreement.

     In addition, voting unitholders of record will be entitled to notice of, and to vote at, meetings of our voting unitholders and to act with respect to matters as to which approvals may be solicited. The partnership agreement provides that voting units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

     Except to the extent required by law, holders of our Series C units and Series F convertible units do not have the right to vote.

PREEMPTIVE AND DISSENTER'S APPRAISAL RIGHTS

     Holders of limited partner interests do not have preemptive rights and do not have dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation involving us or a sale of substantially all of our assets.

TRANSFER AGENT AND REGISTRAR

     Duties. Mellon Investor Services acts as the registrar and transfer agent for our common units and receives a fee from us for serving in such capacities. All fees charged by the transfer agent for transfers and withdrawals of units are borne by us and not by the limited partners, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a limited partner and other similar fees or charges are borne by the affected limited partner. There is no charge to limited partners for disbursements of our distributions of available cash. We indemnify the transfer agent and its agents from certain liabilities.

     Resignation or Removal. The transfer agent may at any time resign, by notice to us, or be removed by us. Such resignation or removal will become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and has accepted such appointment with 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF COMMON UNITS

     Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such common unit, except as otherwise required by law. Any transfer of common units will not be recorded by the transfer agent or recognized by us unless certificate(s) representing those common units are surrendered. When acquiring common units, the transferee of such common units:

     - is an assignee until admitted as a substituted limited partner;

     - automatically requests admission as a substituted limited partner;

     - agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

     - represents that such transferee has the capacity and authority to enter into our partnership agreement;

     - grants powers of attorney to our general partner and any liquidator of us;

     - makes the consents and waivers contained in our partnership agreement;
       and

     - certifies that such transferee is an eligible U.S. citizen as required by the FERC.

     An assignee will become a limited partner in respect of the transferred common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Our common units are securities and are transferable according to the laws governing transfers of securities.

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

     In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in respect of the transferred common units. A purchaser or transferee of common units who does not become a limited partner obtains only (1) the right to assign the common units to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred common units. Thus, a purchaser or transferee of common units who does not meet the requirements of limited partner admission will not be the record holder of such common units, will not receive cash distributions unless the common units are held in a nominee or street name account and the nominee or broker has ensured that such transferee satisfies such requirements of admission with respect to such common units and may not receive certain federal income tax information or reports furnished to holders of record.

FURTHER ASSESSMENTS

     Generally, limited partners will not be liable for assessments in addition to their initial capital investment in their common units. Under certain circumstances, however, limited partners may be required to repay us amounts wrongfully returned or distributed to such limited partners. Under Delaware law, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) exceed the fair value of the assets of the limited partnership. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under Delaware law, an assignee who becomes a substitute limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

     If it were determined under Delaware law that certain actions which the limited partners may take under our partnership agreement constituted "control" of our business, then our limited partners could be held personally liable for our obligations to the same extent as our general partner.

RELATIONSHIP TO SERIES C UNITS


     As of December 8, 2003, there were 10,937,500 Series C units outstanding (all of which are held by a subsidiary of El Paso Corporation). At any time, the holder of the Series C units has the right to cause us to propose a vote of our common unitholders as to whether the Series C units should be converted into common units. If common unitholders do not approve the conversion of the Series C units to common units within 120 days after the voted is requested, then:


     - the distribution rate for the Series C unit will increase to 105 percent of the common unit distribution rate in effect from time to time; and

     - thereafter, the Series C unit distribution rate can increase on April 30, 2004 to 110 percent of the common unit distribution rate and on April 30, 2005 to 115 percent of the common unit distribution rate.

RELATIONSHIP TO SERIES F CONVERTIBLE UNITS

     In connection with our public offering of 1,118,881 common units in May 2003, we issued 80 Series F convertible units. Each Series F convertible unit is comprised of two separate detachable units -- a Series F1 convertible unit and a Series F2 convertible unit -- that have identical terms except for vesting and termination dates and the number of underlying common units into which they may be converted. The Series F1 convertible units are convertible into up to $80 million of common units anytime after August 12, 2003, and until March 29, 2004 (subject to defined extension rights). The Series F2 convertible units are convertible into up to $40 million of common units provided at least $40 million of Series F1 convertible units are converted prior to their termination. The Series F2 convertible units terminate on March 30, 2005 (subject to defined extension rights). The price at which the Series F convertible units may be converted to common units is equal to the lesser of the prevailing price (as defined below), if the prevailing price is equal to or greater than $35.75 or the prevailing price minus the product of 50 percent of the positive difference, if any, of $35.75 minus the prevailing price. The prevailing price is equal to the lesser of (i) the average closing price of our common units for the 60 business days ending on and including the fourth business day prior to our receiving notice from the holder of the Series F convertible units of their intent to convert them into common units; (ii) the average closing price of our common units for the first seven business days of the 60 day period included in
(i); or (iii) the average closing price of our common units for the last seven business days of the 60 day period included in (i). The price at which the Series F convertible units could have been converted to common units, assuming we had received a conversion notice on September 30, 2003 and October 29, 2003 was $38.77 and $39.05. The Series F convertible units may be converted into a maximum of 8,329,679 common units. Holders of Series F convertible units are not entitled to vote or to receive distributions. The value associated with the Series F convertible units is included in partners' capital as a component of common units.



     In August 2003, we amended the terms of the Series F convertible units to permit the holder to elect a "cashless" exercise -- that is, an exercise where the holder gives up common units with a value equal to the exercise price rather than paying the exercise price in cash. If the holder so elects, we have the option to settle the net position by issuing common units or, if the settlement price per unit is above $26 per unit, paying the holder an amount of cash equal to the market price of the net number of units. These amendments had no effect on the classification of the Series F convertible units on the balance sheet at September 30, 2003.


                 CERTAIN OTHER PARTNERSHIP AGREEMENT PROVISIONS


     The following paragraphs are a summary of certain provisions of our partnership agreement as in effect on December 8, 2003. The following discussion is qualified in its entirety by reference to our partnership agreement.


PURPOSE

     Our stated purposes under our partnership agreement are to serve as the managing member of our subsidiaries and to engage in any business activity permitted under Delaware law. Our general partner is generally authorized to perform all acts deemed necessary to carry out these purposes and to conduct our business. Our partnership existence will continue into perpetuity, until terminated in accordance with our partnership agreement.

AUTHORITY OF OUR GENERAL PARTNER

     Our general partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our partnership agreement. However, our partnership agreement limits the authority of our general partner as follows:

     - Without the prior approval of at least a majority in interest of our limited partners, our general partner may not, among other things, (1) sell or exchange all or substantially all of our assets (whether in a single transaction or a series of related transactions) or (2) approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets; however, our general partner may approve our mortgage, pledge, hypothecate or grant of a security interest in all or substantially all of our assets without such approval;

     - With certain exceptions generally described below under "-- Amendment of Partnership Agreement," an amendment to a provision of our partnership agreement generally requires the approval of the holders of at least
       66 2/3 percent of the outstanding limited partner interests;

     - With certain exceptions described below, any amendment that would materially and adversely affect the rights and preference of any type or class of partnership interests in relation to other types or classes of partnership interests will require the approval of the holders of at least a majority of such type or class of partnership interest (excluding those held by our general partner and its affiliates); and

     - In general, our general partner may not take any action, or refuse to take any reasonable action, the effect of which would be to cause us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes, without the consent of the holders of at least 66 2/3 percent of the outstanding voting units, including common units owned by our general partner and its affiliates.

WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNER

     Under our partnership agreement, our general partner had agreed not to voluntarily withdraw as general partner on or prior to December 31, 2002. Now that this obligation of the general partner has expired, our general partner can withdraw by giving 90 days' written notice. If an appropriate opinion of counsel cannot be obtained, we would be dissolved as a result of such withdrawal. Furthermore, we have no employees today, a condition that is common among MLPs and depend upon employees of affiliates of our general partner to operate our business and assets. Although this arrangement has worked well for us in the past and continues to work well for us, we are evaluating the direct employment of the personnel who manage the day-to-day operations of our assets.

     Our general partner may not be removed, with or without cause, as general partner except upon approval by the affirmative vote of the holders of not less than 66 2/3 percent of the outstanding voting units (excluding voting units owned by our general partner and its affiliates), subject to the satisfaction of certain conditions.

     In the event of withdrawal of our general partner where such withdrawal violates our partnership agreement or removal of our general partner for "cause," a successor general partner will have the option to acquire the general partner interest of the departing general partner for a fair market value cash payment. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the departing general partner will have the option to require the successor general partner to acquire the general partner interests of the departing general partner for a fair market value cash payment.

     Our general partner may transfer all, but not less than all, of its general partner interest without the approval of our voting unitholders (1) to an affiliate of our general partner or (2) upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity. In the case of any other transfer, in addition to the foregoing requirements, the approval of the holders of at least a majority of the outstanding voting units is required, excluding for purposes of such determination voting units held by our general partner and its affiliates. However, no approval of the voting unitholders is required for transfers of the membership interests or other securities representing equity interest in our general partner.

AMENDMENT OF PARTNERSHIP AGREEMENT

     Amendments to our partnership agreement may be proposed only by our general partner. Proposed amendments (other than those described below) must be approved by holders of at least 66 2/3 percent of the outstanding voting units, except
(1) that any amendment that would have a disproportionate material adverse effect on a class of units or other limited partner interests will require the approval of the holders of at least a majority of the outstanding limited partner interests (excluding those held by our general partner and its affiliates) of the class so affected or (2) as otherwise provided in our partnership agreement. No provision of our partnership agreement that establishes a percentage of outstanding limited partner interests required to take any action may be amended or otherwise modified to reduce such voting requirement without the approval of the holders of that percentage of outstanding limited partner interests constituting the voting requirement sought to be amended.

     In general, amendments which would enlarge the obligations of any type or class of our limited partners or our general partner require the consent of such limited partners or general partner, as applicable. Notwithstanding the foregoing, our partnership agreement permits our general partner to make certain amendments to our partnership agreement without the approval of any limited partner, including, subject to certain limitations, (1) an amendment that in the sole discretion of our general partner is necessary or desirable in connection with the authorization of additional preference units or other capital securities, (2) any amendment made, the effect of which is to separate into a separate security, separate and apart from the units, the right of preference unitholders to receive any arrearage, and (3) several other amendments expressly permitted in our partnership agreement to be made by our general partner acting alone.
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

     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if such amendments do not adversely affect the limited partners in any material respect, or are required by law or by our partnership agreement.

     No other amendments to our partnership agreement will become effective without the approval of at least 95 percent of the voting units unless we obtain an opinion of counsel to the effect that such amendment will not cause us to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes and will not affect the limited liability of any limited partner or any member of our subsidiaries.

MEETINGS; VOTING

     Record holders of voting units on the record date set pursuant to our partnership agreement will be entitled to notice of, and to vote at, meetings of voting unitholders. Meetings of our voting unitholders may only be called by our general partner or, with respect to meetings called to remove our general partner, by voting unitholders owning 66 2/3 percent or more of the outstanding voting units, excluding units owned by our general partner and its affiliates.

     Representation in person or by proxy of two-thirds (or a majority, if that is the vote required to take action at the meeting in question) of the outstanding voting units will constitute a quorum at a meeting of voting unitholders. Except for (1) a proposal for removal or withdrawal of our general partner, (2) the sale of all or substantially all of our assets or (3) certain amendments to our partnership agreement described above, substantially all matters submitted for a vote are determined by the affirmative vote, in person or by proxy, of holders of at least a majority of the outstanding voting units.

     Except for holders of our Series C units and Series F convertible units, each record holder of a limited partner interest has one vote per unit or other limited partner interest, according to his percentage interest in us. However, our partnership agreement does not restrict our general partner from issuing limited partner interests having special or superior voting rights. Except as required by law, our Series C units and Series F convertible units do not have voting rights.

INDEMNIFICATION

     Our partnership agreement provides that we:

     - will indemnify our general partner, any departing general partner and any person who is or was an officer, director or other representative of our general partner, any departing general partner or us, to the fullest extent permitted by law, and

     - may indemnify, to the fullest extent permitted by law, (1) any person who is or was an affiliate of our general partner, any departing general partner or us, (2) any person who is or was an employee, partner, agent or trustee of our general partner, any departing general partner, us or any such affiliate, or (3) any person who is or was serving at our request as an officer, director, employee, partner, member, agent or other representative of another corporation, partnership, joint venture, trust, committee or other enterprise;

(each, as well as any employee, partner, agent or other representative of our general partner, any departing general partner, us or any of their affiliates, an "Indemnitee") from and against any and all claims, damages, expenses and fines, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (1) our general partner, departing general partner, us or an affiliate of either, (2) an officer, director, employee, partner, agent, trustee or other representative of our general partner, any departing general partner, us or any of their affiliates or (3) a person serving at our request in any other entity in a similar capacity. Indemnification will be conditioned on the determination that, in each case, the Indemnitee acted in good faith, in a manner which such Indemnitee believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

     The above provisions may result in indemnification of Indemnitees for negligent acts, and may include indemnification for liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Any indemnification under these provisions will be only out of our assets. We are authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, whether or not we would have the power to indemnify such person against such liabilities under the provisions described above.

GENERAL PARTNER EXPENSES

     Our general partner will be reimbursed for its direct and indirect expenses incurred on our behalf on a monthly or other appropriate basis as provided for in our partnership agreement, including, without limitation, expenses allocated to our general partner by its affiliates and payments made by our general partner to El Paso Corporation and its affiliates pursuant to its general and administrative services agreement.

LIMITED LIABILITY

     Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets.

TERMINATION, DISSOLUTION AND LIQUIDATION

     Our partnership existence will continue into perpetuity, until terminated in accordance with our partnership agreement. We will be dissolved upon any of the following:

     - our general partner's election to dissolve us, if approved by the holders of at least 66 2/3 percent of the outstanding voting units;

     - the sale, exchange or other disposition of all or substantially all of our assets and properties;

     - bankruptcy or dissolution of our general partner; or

     - withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner (other than by reason of transfer in accordance with our partnership agreement or withdrawal or removal following approval of a successor).

Notwithstanding the foregoing, we will not be dissolved if within 90 days after such event our partners agree in writing to continue our business and to the appointment, effective as of the date of such event, of a successor general partner.

     Upon a dissolution pursuant to the third or fourth bullet above, the holders of at least 66 2/3 percent of the outstanding voting units may also elect, within certain time limitations, to reconstitute and continue our business on the same terms and conditions set forth in our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as a general partner an entity approved by the holders of at least 66 2/3 percent of the outstanding voting units, subject to our receipt of an opinion of counsel that such reconstitution, continuation and approval will not result in the loss of the limited liability of our limited partners or cause us, the reconstituted limited partnership or our subsidiaries to be taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.

     Upon our dissolution, unless we are reconstituted and continue as a new limited partnership, a liquidator will liquidate our assets and apply the proceeds of the liquidation in the order of priority set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets and/or distribute assets to partners in kind if it determines that a sale or other disposition of our assets would be unsuitable.

                           INCOME TAX CONSIDERATIONS

     The tax consequences to you of an investment in our limited partner interests will depend in part on your own tax circumstances. You should therefore consult your own tax advisor about the federal, state, local and foreign tax consequences to you of an investment in our limited partner interests.

     This section is a summary of material tax considerations that may be relevant to you and, to the extent set forth below under "-- Legal Opinions and Advice," expresses the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to us and our general partner, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or unitholders. Moreover, the discussion focuses on limited partners who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, non-resident aliens or other limited partners subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, you should consult, and should depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to you of the ownership or disposition of units or other limited partner interests.

LEGAL OPINIONS AND ADVICE

     Our counsel is of the opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (1) we will be treated as a partnership, and (2) owners of units or other limited partner interests (with certain exceptions, as described in "-- Limited Partner Status" below) will be treated as our partners. In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of our counsel.

     We have not requested and will not request a ruling from the IRS, and the IRS has made no determination, with respect to the foregoing issues. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that, if contested by the IRS, a court would agree with the opinions and statements set forth herein. Any such contest with the IRS may materially and adversely impact the market for our units or other limited partner interests and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the limited partners and our general partner. Furthermore, no assurance can be given that our treatment or the treatment of an investment in us will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

     For the reasons hereinafter described, our counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          (1) the treatment of a holder of units or other limited partner interests whose securities are loaned to a short seller to cover a short sale of those securities (see "-- Tax Treatment of Operations -- Treatment of Short Sales"),

          (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "-- Disposition of Limited Partner Interests -- Allocations Between Transferors and Transferees"), and

          (3) whether our method for depreciating Section 743 adjustments is sustainable (see "-- Tax Treatment of Operations -- Section 754 Election").

TAX RATES

     The current maximum statutory income tax rate for individuals for 2003 is 35 percent. In general, net capital gains of an individual are subject to a maximum 15 percent tax rate if the asset giving rise to gain was held for more than 12 months at the time of disposition.

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest immediately before the distribution.

     We have not requested from the IRS, and the IRS has made no determination, as to our status as a partnership for federal income tax purposes. Instead we have relied on the opinion of our counsel that, based upon the Code, the Treasury Regulations thereunder, published revenue rulings and court decisions, we will be classified as a partnership for federal income tax purposes.

     In rendering its opinion, our counsel has relied on certain factual representations made by us and our general partner. Such factual matters are as follows:

     - We will not elect to be treated as an association or corporation;

     - We will be operated in accordance with (1) all applicable partnership statutes, (2) our partnership agreement, and (3) the description thereof in this prospectus;

     - For each taxable year, more than 90 percent of our gross income will be income from sources that our counsel has opined or may opine is "qualifying income" within the meaning of Section 7704(d) of the Code;

     - Prior to January 1, 1997 our general partner had at all times while acting as our general partner either (1) in the aggregate as a general and limited partner at least a 20 percent interest in the capital and 19 percent of our outstanding units and was acting for its own account and not as a mere agent of the limited partners, or (2) assets (excluding any interest in, or notes or receivables due from, us or our operating subsidiaries), the fair market value of which exceed their liabilities by the amount of at least 5 percent of the fair market value of all partnership interests outstanding immediately after the initial public offering of preference units, plus 5 percent of any additional net capital contributions to us made after the initial public offering;

     - Prior to January 1, 1992, except as otherwise required by Section 704 of the Code, our general partner had an interest in each material item of our and our operating subsidiaries' income, gain, loss, deduction and credit equal to at least 1 percent at all times during our existence and the existence of our operating companies; and

     - Prior to January 1, 1992, our general partner acted independently of our limited partners.

     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90 percent or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing, processing, production and development of, and exploration for, natural gas and crude oil, among other activities. Other types of qualifying income include interest (from other than a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Based upon our representations and the representations of our general partner and a review of the applicable legal authorities, our counsel is of the opinion that at least 90 percent of our gross income will constitute qualifying income. We estimate that less than 10 percent of our gross income for each taxable year will not constitute qualifying income.

     If we fail to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), we will be treated as if we had transferred all of our assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which we fail to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to our partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to us and unitholders, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the limited partners, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a limited partner would be treated as either taxable dividend income to the extent of our current or accumulated earnings and profits or in the absence of earnings and profits a nontaxable return of capital to the extent of the limited partner's tax basis in his units or other limited partner interests or taxable capital gain after the limited partner's tax basis in his units or other limited partner interests is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a limited partner's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units or other limited partner interests.

     The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Holders of our capital securities who have become our limited partners will be treated as our partners for federal income tax purposes. Our counsel is also of the opinion that (1) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (2) holders whose units or other limited partner interests are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units or other limited partner interests will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of units or other limited partner interests who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, our counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units or other limited partner interests who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of units or other limited partner interests unless the units or other limited partner interests are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such units or other limited partner interests.

     A beneficial owner of units or other limited partner interests whose securities have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units or other limited partner interests for federal income tax purposes. See "-- Tax Treatment of Operations -- Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a holder who is not a partner for federal income tax purposes, and any cash distributions received by such a holder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

TAX CONSEQUENCES OF LIMITED PARTNER INTEREST OWNERSHIP

 FLOW-THROUGH OF TAXABLE INCOME

     We will pay no federal income tax. Instead, each limited partner will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a limited partner even if he has not received a cash distribution. Each limited partner will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within the taxable year of the limited partner.

  TREATMENT OF PARTNERSHIP DISTRIBUTIONS

     Our distributions to a limited partner generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his units or other limited partner interests immediately before the distribution.

     Cash distributions in excess of a limited partner's tax basis generally will be considered to be gain from the sale or exchange of the units or other limited partner interests, taxable in accordance with the rules described under "-- Disposition of Limited Partner Interests" below. Any reduction in a limited partner's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that limited partner. To the extent that our distributions cause a limited partner's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Partnership Losses."

     A decrease in a limited partner's percentage interest in us because of our issuance of additional units or other limited partner interests will decrease his share of our nonrecourse liabilities resulting in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a limited partner, regardless of his tax basis in his units or other limited partner interests, if the distribution reduces his share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items" both as defined in Section 751 of the Code (collectively, "Section 751 Assets"). To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the limited partner's realization of ordinary income under
Section 751(b) of the Code. This income will equal the excess of (1) the non-pro rata portion of the distribution over (2) the limited partner's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

  BASIS OF UNITS

     A limited partner's initial tax basis for his units or other limited partner interests will be the amount he paid for the units or other limited partner interests plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from us to him, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. See "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

  LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

     The deduction by a limited partner of his share of our losses will be limited to the tax basis in his units or other limited partner interests and, in the case of an individual limited partner or a corporate limited partner (if more than 50 percent of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the limited partner is considered to be "at risk"

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

with respect to our activities, if that is less than his tax basis. A limited partner must recapture losses deducted in previous years to the extent that our distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a limited partner or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit or other limited partner interests, any gain recognized by a limited partner can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a limited partner will be at risk to the extent of the tax basis of his units or other limited partner interests, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units or other limited partner interests if the lender of such borrowed funds owns an interest in us, is related to such a person or can look only to units or other limited partner interests for repayment. A limited partner's at risk amount will increase or decrease as the tax basis of his units or other limited partner interests increases or decreases other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset future income generated by us and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses which are not deductible because they exceed a limited partner's income generated by us may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

     A limited partner's share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  LIMITATIONS ON INTEREST DEDUCTIONS

     The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a limited partner's net passive income from us will be treated as investment income for this purpose. In addition, a limited partner's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a limited partner's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit or other limited partner interest. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that the net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.
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

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

     In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among our general partner and the limited partners in accordance with their respective percentage interests in us. At any time that distributions are made to the preference units and not to the common units or other limited partner interests, or that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of such distribution. If we have a net loss, items of income, gain, loss and deduction will generally be allocated first, to our general partner and the limited partners in accordance with their respective percentage interests to the extent of their positive capital accounts (as maintained under the partnership agreement) and, second, to our general partner.

     Specified items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner or others, referred to in this discussion as "Contributed Property". The effect of these allocations to a limited partner will be essentially the same as if the tax basis of the Contributed Property were equal to its fair market value at the time of contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some limited partners. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     Treasury Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner's "book" capital account credited with the fair market value of Contributed Property and "tax" capital account credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

     Our counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and "-- Disposition of Common Units -- Allocations between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a limited partner's distributive share of an item of income, gain, loss or deduction.

TAX TREATMENT OF OPERATIONS

  ACCOUNTING METHOD AND TAXABLE YEAR

     We use the year ending December 31 as our taxable year and have adopted the accrual method of accounting for federal income tax purposes. Each limited partner will be required to include in income his allocable share of partnership income, gain, loss and deduction for our taxable year ending within or with the taxable year of the limited partner. In addition, a limited partner who has a taxable year ending on a date other than December 31 and who disposes of all of his units or other limited partner interests following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of our income, gain, loss and deduction. See "--Disposition of Limited Partner Interests -- Allocations Between Transferors and Transferees."

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

  INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

     The tax basis of our various assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Our assets initially have an aggregate tax basis equal to the consideration we paid for such assets or, with respect to assets we acquired upon our formation or by contribution, the tax basis of the assets in the possession of our general partner or other contributor immediately prior to our formation. The federal income tax burden associated with the difference between the fair market value of property contributed by our general partner or other contributor and the tax basis established for such property will be borne by our general partner or other contributor. See "--Allocation of Partnership Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depletion, depreciation and cost recovery methods that will result in the largest deductions in our early years. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property subsequently acquired or constructed by us may be depreciated using accelerated methods permitted by the Code.

     If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain determined by reference to the amount of depreciation previously deducted and the nature of the property may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture such deductions as ordinary income upon a sale of his units or other limited partner interests. See "-- Allocation of Partnership Income, Gain, Loss and Deduction" and "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

     The costs incurred in promoting the issuance of units or other limited partner interests (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under Treasury Regulations, underwriting discounts and commissions would be treated as a syndication costs.

  SECTION 754 ELECTION

     We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit or other limited partner interest purchaser's (other than a unit or other limited partner interest purchaser that purchases units or other limited partner interests directly from us) tax basis in our assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in such assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     If a partnership elects the remedial allocation method with respect to an item of partnership property (which we may do with respect to certain assets), Treasury regulations under Section 743 of the Code require that the portion of any Section 743(b) adjustment that is attributable to Section 704(c) built in gain must be depreciated over the remaining Section 168 cost recovery period for the Section 704(c) built in gain. Recently finalized Treasury Regulations under
Section 197 similarly require a portion of the Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the Section 704(c) built in gain. These Regulations apply only to partnerships that have adopted the remedial allocation method with respect to an item of partnership property, which we may adopt with respect to certain assets. If a different method is adopted, the Section 743(b) adjustment attributable to property subject to cost recovery deductions under
Section 168 or amortization under Section 197 must be taken into account as if it were newly-purchased property placed in service when the transfer giving rise to the Section 743(b) adjustment occurs. Regardless of the method adopted under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150 percent declining balance method. Although the regulations under Section 743
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

likely eliminated many of the problems, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the common basis in such properties. Pursuant to our partnership agreement, we are authorized to adopt a convention to preserve the uniformity of units or other limited partner interests even if that convention is not consistent with Treasury Regulation Section 1.167(c)-1(a)(6). See "-- Uniformity of Limited Partner Interests."

     Although our counsel is unable to opine as to the validity of this approach, we depreciate and amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized 704(c) built in gain using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property that preserves the uniformity of common units, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method of amortizing and depreciating the Section 743(b) adjustment may be inconsistent with the Treasury Regulations. To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized 704(c) built in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that such position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This might affect the uniformity of common units. As a result, this aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain unitholders. See "--Uniformity of Limited Partner Interests."

     The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by us to goodwill which, as an intangible asset, would be amortizable over a longer period of time than some of our tangible assets.

     A Section 754 election is advantageous if the transferee's tax basis in his units or other limited partner interests is higher than such securities' share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such units or other limited partner interests is lower than such security's share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units or other limited partner interests may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and will be made by us on the basis of certain assumptions as to the value of our assets and other matters. There is no assurance that the determinations made by us will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of units or other limited partner interests may be allocated more income than he would have been allocated had the election not been revoked.

  ALTERNATIVE MINIMUM TAX

     Each limited partner will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26 percent on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28 percent on any additional alternative minimum taxable income. Prospective limited partners should consult with their tax advisors as to the impact of an investment in units or other limited partner interests on their liability for the alternative minimum tax.

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

  VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES

     The federal income tax consequences of the ownership and disposition of units or other limited partner interests will depend in part on our estimates of the relative fair market values of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by us. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by limited partners might change, and limited partners might be required to adjust their tax liability for prior years.

  TREATMENT OF SHORT SALES

     A limited partner whose units or other limited partner interests are loaned to a "short seller" to cover a short sale of units or other limited partner interests may be considered as having disposed of ownership of those securities. If so, he would no longer be a partner with respect to those securities during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss with respect to those securities would not be reportable by the limited partner, any cash distributions received by the limited partner with respect to those securities would be fully taxable and all of such distributions would appear to be treated as ordinary income. Limited partners desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units or other limited partner interests. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

DISPOSITION OF LIMITED PARTNER INTERESTS

  RECOGNITION OF GAIN OR LOSS

     Gain or loss will be recognized on a sale of units or other limited partner interests equal to the difference between the amount realized and the limited partner's tax basis for the units or other limited partner interests sold. A limited partner's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a limited partner's share of our nonrecourse liabilities, the gain recognized on the sale of units or other limited partner interests could result in a tax liability in excess of any cash received from such sale.

     Prior distributions by us in excess of cumulative net taxable income in respect of a unit or other limited partner interest which decreased a limited partner's tax basis in such unit or other limited partner interest will, in effect, become taxable income if the unit or other limited partner interest is sold at a price greater than the limited partner's tax basis in such unit or other limited partner interest, even if the price is less than his original cost.

     Should the IRS successfully contest the convention used by us to amortize only a portion of the Section 743(b) adjustment (described under "-- Tax Treatment of Operations -- Section 754 Election") attributable to an amortizable
Section 197 intangible after a sale by our general partner of units or other limited partner interests, a limited partner could realize additional gain from the sale of units or other limited partner interests than had such convention been respected. In that case, the limited partner may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Our counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other limited partners.

     Except as noted below, gain or loss recognized by a limited partner, other than a "dealer" in units or other limited partner interests, on the sale or exchange of a unit or other limited partner interest held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized on the sale of units or other limited partner interests held for more than 12 months will generally be taxed at a maximum rate of 20 percent. The Treasury Regulations under Section 1(h) of the Code generally provide that a portion of the capital gain that a limited partner realizes upon the sale or exchange of a unit or other limited partner interest may be subject to a maximum tax rate of 25 percent (instead of 15 percent) to the extent attributable to prior depreciation claimed on real property. This depreciation is referred to as "unrecaptured
Section 1250 gain." A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under
Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit or other limited partner interest and may be recognized even if there is a net taxable loss realized on the sale of the unit or other limited partner interest. Thus, a limited partner may recognize both ordinary income and a capital loss upon a disposition of units or other limited partner interests. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which is based upon the relative fair market values of the interest sold and the interest retained. Although the ruling is unclear as to how the holding period of the interests is to be determined once they are combined, recently finalized Treasury Regulations make it clear that this ruling applies to publicly traded partnerships such as us, but allow a selling limited partner who can identify common units transferred with an identifiable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a limited partner will be unable to select high or low basis units or other limited partner interests to sell as would be the case with corporate stock, but, according to the Treasury Regulations under Section 1223 of the Code, may designate specific common units sold for purposes of determining the holding period of units transferred. A limited partner electing to use the actual holding period of common units transferred must use that identification method for all subsequent sales or exchanges of common units. A limited partner considering the purchase of additional units or other limited partner interests or a sale of units or other limited partner interests purchased in separate transactions should consult his own tax advisor as to the possible consequences of this ruling and the application of the Treasury Regulations.

     Some provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or terminated at its fair market value) if the taxpayer or related persons enters into

     - a short sale,

     - an offsetting notional principal contract, or

     - a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

     In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the limited partners in proportion to the number of units or other limited partner interests owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the limited partners on the Allocation

Date in the month in which that gain or loss is recognized. As a result, a limited partner transferring units or other limited partner interests may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, our counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units or other limited partner interests. If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the limited partner's interest, our taxable income or losses might be reallocated among the limited partners. We are authorized to revise our method of allocation between transferors and transferees as well as among partners whose interests otherwise vary during a taxable period to conform to a method permitted under future Treasury Regulations.

     A limited partner who owns units or other limited partner interests at any time during a quarter and who disposes of those securities prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

  NOTIFICATION REQUIREMENTS

     A limited partner who sells or exchanges units or other limited partner interests is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit or other limited partner interest will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the unit or other limited partner interest that is allocated to goodwill or going concern value of ours. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  CONSTRUCTIVE TERMINATION

     We will be considered to have been terminated if there is a sale or exchange of 50 percent or more of the total interests in our capital and profits within a 12-month period. Our termination will result in the closing of our taxable year for all limited partners. In the case of a limited partner reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months' taxable income or the inability to include our results in his taxable income for the year of termination. New tax elections required to be made by us, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.

  ENTITY-LEVEL COLLECTIONS

     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any limited partner or our general partner or any former limited partner, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current limited partners. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units or other limited partner interests and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

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

UNIFORMITY OF LIMITED PARTNER INTERESTS

     Because we cannot match transferors and transferees of units or other limited partner interests, we must maintain uniformity of the economic and tax characteristics of the units or other limited partner interests to a purchaser of such securities. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units or other limited partner interests. See "-- Tax Treatment of Operations -- Section 754 Election."

     Consistent with Treasury Regulations promulgated under Section 743 of the Internal Revenue Code, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the newly adopted regulations under Section 743 but despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets). See "-- Tax Treatment of Operations -- Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such a position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in our property. If this aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain limited partners and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. We will not adopt this convention if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the limited partners. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units or other limited partner interests that would not have a material adverse effect on the limited partners. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of units or other limited partner interests might be affected, and the gain from the sale of units or other limited partner interests might be increased without the benefit of additional deductions. See "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

TAX EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

     Ownership of units or other limited partner interests by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a unit or other limited partner interest will be unrelated business taxable income and thus will be taxable to such a limited partner.

     A regulated investment partnership or "mutual fund" is required to derive 90 percent or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. We do not anticipate that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates which hold units or other limited partner interests will be considered to be engaged in business in the U.S. on account of ownership of units or other limited partner interests. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to deduct withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a U.S. trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold taxes at the highest marginal rate applicable to individuals at the time of distribution (currently at the rate of 35 percent) on actual cash distributions made quarterly to foreign limited partners. Each foreign limited partner must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent on a Form W-8BEN in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures. We have the right to redeem units or other limited partner interests held by certain non-U.S. residents or holders otherwise not qualified to become one of our limited partners.

     Because a foreign corporation which owns units or other limited partner interests will be treated as engaged in a U.S. trade or business, such a corporation may be subject to U.S. branch profits tax at a rate of 30 percent, in addition to regular federal income tax, on its allocable share of our income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country with respect to which the foreign corporate limited partner is a "qualified resident." In addition, such a limited partner is subject to special information reporting requirements under Section 6038C of the Code.

     The IRS has ruled that a foreign limited partner who sells or otherwise disposes of a unit or other limited partner interest will be subject to federal income tax on gain realized on the disposition of the unit or other limited partner interest to the extent that the gain is effectively connected with a U.S. trade or business of the foreign limited partner. Apart from the application of that ruling, a foreign limited partner will not be taxed or subject to withholding upon the disposition of a unit or other limited partner interest if that foreign limited partner has held less than 5 percent in value of the units or other limited partner interests during the five-year period ending on the date of the disposition and if the units or other limited partner interests are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

  PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

     We intend to furnish to each limited partner, within 90 days after the close of each calendar year, certain tax information, including a substitute Schedule K-1, which sets forth each limited partner's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the limited partner's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. We cannot assure prospective limited partners that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units or other limited partner interests.

     The federal income tax information returns filed by us may be audited by the IRS. Adjustments resulting from any such audit may require each limited partner to adjust a prior year's tax liability, and possibly may result in an audit of the limited partner's own return. Any audit of a limited partner's return could result in adjustments of non-partnership as well as partnership items.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters

Partner" for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.

     The Tax Matters Partner has made and will make certain elections on our behalf and on behalf of the limited partners and can extend the statute of limitations for assessment of tax deficiencies against limited partners with respect to our items. The Tax Matters Partner may bind a limited partner with less than a 1 percent profits interest in us to a settlement with the IRS unless that limited partner elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the limited partners are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any limited partner having at least a 1 percent interest in our profits and by the limited partners having in the aggregate at least a 5 percent profits interest. However, only one action for judicial review will go forward, and each limited partner with an interest in the outcome may participate. However, if we elect to be treated as a large partnership, a partner will not have the right to participate in settlement conferences with the IRS or to seek a refund.

     A limited partner must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a limited partner to substantial penalties. However, if we elect to be treated as a large partnership, our partners would be required to treat all of our items in a manner consistent with our return.

  NOMINEE REPORTING

     Persons who hold an interest in us as a nominee for another person are required to furnish to us (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (c) the amount and description of units or other limited partner interests held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units or other limited partner interests they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the units or other limited partner interests with the information furnished to us.

  REGISTRATION AS A TAX SHELTER

     The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, our general partner, as our principal organizer, has registered us as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The IRS has issued the following shelter registration number to us: 93084000079. We must furnish the registration number to the limited partners, and a limited partner who sells or otherwise transfers a unit or other limited partner interest in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit or other limited partner interest to furnish the registration number to the transferee is $100 for each such failure. The limited partners must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or income of ours is included. A limited partner who fails to disclose the tax shelter registration number on his return, without reasonable

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

cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

  ACCURACY-RELATED PENALTIES

     An additional tax equal to 20 percent of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10 percent of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return

     - with respect to which there is, or was, "substantial authority" or

     - as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

     Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of limited partners might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for limited partners to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200 percent or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400 percent or more than the correct valuation, the penalty imposed increases to 40 percent.

  STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, limited partners will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective limited partner should consider their potential impact on his investment in our units or other limited partner interests. We will own property and conduct business in Texas, Alabama, Louisiana, Mississippi and New Mexico; among other places. Of those, only Texas does not currently impose a personal income tax. A limited partner will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a limited partner who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular limited partner's income tax liability to the state, generally does not relieve the non-resident limited partner from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to limited partners for purposes of determining the amounts distributed by us. See "-- Disposition of Limited Partner Interests -- Entity-Level Collections." Based on current law and its estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each limited partner to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in our units or other limited partner interests.

Accordingly, each prospective limited partner should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each limited partner to file all state and local, as well as U.S. federal, tax returns that may be required of such limited partner. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our units or other limited partner interests.

                      INVESTMENT BY EMPLOYEE BENEFIT PLANS

     The following is a summary of certain considerations associated with the purchase of the common units by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

GENERAL FIDUCIARY MATTERS

     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

     In considering an investment in the common units of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

PROHIBITED TRANSACTION ISSUES

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

     The acquisition and/or holding of common units by an ERISA Plan with respect to which either we, our general partner, El Paso Corporation, the selling unitholders or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the common units. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

     Because of the foregoing, the common units should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

PLAN ASSET ISSUES

     ERISA and the Code do not define "plan assets." However, regulations (the "Plan Assets Regulations") promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an "equity" interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not "significant" (i.e., it is significant if 25 percent or more of any class of equity is held by benefit plan investors) or that the entity is an "operating company," in each case as defined in the Plan Assets Regulation.

PLAN ASSETS CONSEQUENCES

     If our assets were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Code. (Whether or not our assets are deemed to be "plan assets" under ERISA, see discussion under Prohibited Transactions above).

     It is not anticipated that our assets will be considered plan assets because the common units will constitute "publicly-offered securities" for purposes of the Plan Asset Regulations. In addition, it is anticipated that we will qualify as an operating company within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard. Investment in the common units by benefit plan investors also may not be "significant" for purposes of the Plan Assets Regulations, although it is unlikely that we will be in a position to monitor whether or not investment in the common units by benefit plan investors is or may become significant.

     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the common units on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the common units.

                              PLAN OF DISTRIBUTION

     The selling unitholders have advised us that they may offer and sell the common units offered by this prospectus from time to time in one or more of the following transactions:

     - through the New York Stock Exchange or any other securities exchange that quotes the common units (including through underwritten offerings);

     - in the over-the-counter market;

     - in transactions other than on such exchanges or in the over-the-counter market (including negotiated transactions and other private transactions);

     - by pledge to secure debts and other obligations or on foreclosure of a pledge;

     - through put or call options, including the writing of traded call options, swaps or other hedging or derivative transactions related to the common units; or

     - in a combination of any of the above transactions.

     The selling unitholders also have advised us that the hedging transactions that may be entered into by the selling unitholders from time to time may include one or more of the following transactions, in which a selling unitholder may:

     - enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of the common units under this prospectus, in which case such broker-dealer or other person may use common units received from the selling unitholder to close out its short positions;

     - enter into option or other types of transactions that require the selling unitholder to deliver common units to a broker-dealer or any other person, who will then resell or transfer the common units under this prospectus; or

     - loan or pledge the common units to a broker-dealer or any other person, who may sell the loaned common units or, in an event of default in the case of a pledge, sell the pledged common units under this prospectus.

     The selling unitholders have advised us that they may use broker-dealers or other persons to sell their common units in transactions that may include one or more of the following:

     - a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

     - purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     From time to time, a selling unitholder may pledge or grant a security interest in some or all of the common units owned by it. If the selling unitholder defaults in performance of its secured obligations, the pledged or secured parties may offer and sell the common units from time to time by this prospectus. The selling unitholder also may transfer and donate common units in other circumstances. The number of common units beneficially owned by the selling unitholder will decrease as and when it transfers or donates its common units or defaults in performing obligations secured by its common units. The plan of distribution for the common units offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, distributes, pledgees, other secured parties or other successors in interest will be selling unitholders for purposes of this prospectus.

     Broker-dealers or other persons may receive discounts or commissions from the selling unitholders, or they may receive commissions from purchasers of common units for whom they acted as agents, or both. Any of such discounts or commissions might be in excess of those customary in the types of transactions involved.

Broker-dealers or other persons engaged by the selling unitholders may allow other broker-dealers or other persons to participate in resales. The selling unitholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common units, including liabilities arising under the Securities Act. If a broker-dealer purchases common units as a principal, it may resell the common units for its own account under this prospectus. A distribution of the common units by the selling unitholders may also be effected through the issuance by the selling unitholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options.

     If the selling unitholders sell common units in an underwritten offering, the underwriters may acquire the common units for their own account and resell the common units from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The selling unitholders may also authorize underwriters acting as their agents to offer and sell the common units on a continuous at-the-market basis. In any such event described above in this paragraph, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the common units will be subject to certain conditions, and the underwriters will be obligated to purchase all of the common units specified in the supplement if they purchase any of the common units.

     The selling unitholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling unitholders or borrowed from the selling unitholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from the selling unitholders in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment to the registration statement).

     The selling unitholders have advised us that they (or their underwriters, if applicable) may sell their common units at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices and that the transactions listed above may include cross or block transactions.

     The aggregate proceeds to the selling unitholders from the sale of the common units will be the purchase price of the shares less the aggregate agents' discounts or commissions, if any, and other expenses of the distribution not borne by us. The selling unitholders and any agent, broker or dealer that participates in sales of common units offered by this prospectus may be deemed "underwriters" under the Securities Act and any profits, commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act. The selling unitholders have advised us that they may agree to indemnify any agent, broker or dealer that participates in sales of common units against liabilities arising under the Securities Act from sales of common units.

     Instead of selling common units under this prospectus, the selling unitholders have advised us that they may sell common units in compliance with the provisions of Rule 144 or any other applicable exemption from registration under the Securities Act, if available.

     If a prospectus supplement so indicates, the underwriters engaged in an offering of these securities may engage in transactions that stabilize, maintain or otherwise affect the market price of these securities at levels above those that might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with the offering creating a short position in these securities for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of these securities, the underwriters may place bids for these securities or effect purchases of these securities in the open market.

A syndicate short position may also be covered by exercise of an over-allotment option, if one is granted to the underwriters. Finally, the underwriters may impose a penalty bid on certain underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters will not be required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     If a prospectus supplement so indicates, a selling unitholder may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase these securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of these securities that may be sold pursuant to such arrangements. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. Agents, dealers or underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.

     Any of the selling unitholders' underwriters or agents or any of either of their affiliates may be customers of, engage in transactions with and perform services for us, and/or one or more of the selling unitholders or their affiliates in the ordinary course of business.

     We have informed the selling unitholders that during such time as they may be engaged in a distribution of the common units they are required to comply with Regulation M under the Securities Exchange Act of 1934. With exceptions, Regulation M prohibits the selling unitholders, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

     We have informed the selling unitholders that they are legally required to deliver copies of this prospectus in connection with any sale of common units made under this prospectus in accordance with applicable prospectus delivery requirements.

     The term "selling unitholders" also includes affiliates of and successors in interest to the selling unitholders and persons and entities who obtain common units from selling unitholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction.

     The common units originally issued by us to the selling unitholders bear legends as to their restricted transferability. Upon the effectiveness of the registration statement of which this prospectus is part, and the transfer by the selling unitholder of any of the common units pursuant to this prospectus, to the extent new certificates representing those common units are issued, such new certificates will be issued free of any such legends unless otherwise required by law.

     Additional information related to the selling unitholders and the plan of distribution may be provided in one or more prospectus supplements.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the common units being offered and certain tax matters will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The financial statements included in the Annual Report on Form 10-K of GulfTerra Energy Partners, L.P. (formerly El Paso Energy Partners, L.P.) for the year ended December 31, 2002 and the financial statements included in the Current Report on Form 8-K dated April 8, 2003, of GulfTerra Energy Partners, L.P., all incorporated by reference in this Registration Statement have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consent of Arthur Andersen LLP to the inclusion of its report regarding the financial statements of Poseidon Oil Pipeline Company, L.L.C. with respect to periods prior to 2001, incorporated in this prospectus and registration statement by reference to GulfTerra Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2000, is omitted pursuant to Securities Act Rule 437a. We attempted to obtain the appropriate consent from Arthur Andersen LLP, but the personnel responsible for the audit of Poseidon's financial statements are no longer employed by Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein. We have not obtained a consent from Arthur Andersen LLP with respect to such financial statements.

     Information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, with respect to GulfTerra Energy Partners' estimated oil and natural gas reserves incorporated in this prospectus and registration statement by reference to GulfTerra Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2002, has been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                (GULFTERRA LOGO)

                             5,750,000 COMMON UNITS

                     REPRESENTING LIMITED PARTNER INTERESTS

                              --------------------

                                   PROSPECTUS
                              --------------------


                                         , 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the estimated expenses and costs expected to be incurred in connection with the issuance and distribution of the securities registered hereby. We will bear all of such costs, other than (1) any selling commissions or discounts in connection with the sale of the common units offered hereby and (2) any fees and disbursements of counsel for the selling unitholders or any other professional advisor engaged by the selling unitholders.

Securities and Exchange Commission registration fee.........   $ 18,486
Printing and engraving expenses.............................    100,000
Legal fees and expenses.....................................     75,000
Accounting fees and expenses................................    250,000
Miscellaneous...............................................    250,000
                                                               --------
  Total.....................................................   $693,486
                                                               ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our partnership agreement provides that we:

     - will indemnify (1) our general partner, (2) any departing general partner and (3) any person who is or was an officer, director or other representative of our general partner, any departing general partner or us, to the fullest extent permitted by law; and

     - may indemnify, to the fullest extent permitted by law, (1) any person who is or was an affiliate of our general partner, any departing general partner or us, (2) any person who is or was an employee, partner, agent or trustee of our general partner, any departing general partner, us or any such affiliate, or (3) any person who is or was serving at our request as an officer, director, employee, partner, member, agent or other representative of another corporation, partnership, joint venture, trust, committee or other enterprise;

each, as well as any employee, partner, agent or other representative of our general partner, any departing general partner, us or any of their or our affiliates, which we refer to as "Partnership Indemnitee," from and against any and all claims, damages, expenses and fines, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (1) general partner, departing general partner, us or an affiliate of either, (2) an officer, director, employee, partner, agent, trustee or other representative of our general partner, any departing general partner, us or any of their or our affiliates or (3) a person serving at our request in any other entity in a similar capacity. Indemnification will be conditioned on the determination that, in each case, the Partnership Indemnitee acted in good faith, in a manner which such Partnership Indemnitee believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

     The above indemnification may result in indemnification of Partnership Indemnitees for negligent acts, and may include indemnification for liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Any indemnification under these provisions will be only out of our assets. We are authorized to purchase, or to reimburse our general partner or its affiliates for the cost of, insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, whether or not we would have the power to indemnify such person against such liabilities under the provisions described above.

     Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

     Section 18-108 of the Delaware Limited Liability Company Act (the "DLLCA") permits a limited liability company to "indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever." The First Amended and Restated Limited Liability Company Agreement (the "General Partner Agreement") of GulfTerra Energy Company, L.L.C., our general partner, provides that our general partner will indemnify, among other people, its members, officers, directors, managers, employees and agents, as well as our officers, directors, employees and agents (each indemnified person, an "Indemnitee"), to the fullest extent permitted by law with respect to any and all damages, losses and liabilities suffered by any Indemnitee by reason of its status, so long as the Indemnitee acted in (1) good faith and (2) to the extent the damages related to the Indemnitee's status as our officer, director, employee, agent or other representative (or of our general partner), in a manner that the Indemnitee reasonably believed to be in, or not opposed to, our best interests.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, will not create a presumption that the Indemnitee acted in a manner contrary to that specified in (1) or (2) in the previous paragraph.

     Any indemnification under the General Partner Agreement will be made only out of our general partner's assets. An Indemnitee will not be denied any indemnification under the General Partner Agreement because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the General Partner Agreement otherwise permitted the transaction. The indemnification provided by the General Partner Agreement will be in addition to any other rights to which an Indemnitee may be entitled under any other agreement, as a matter of law or otherwise.

     To the fullest extent permitted by law, our general partner will advance from the time to time expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified under the General Partner Agreement in defending any claim, demand, action, suit or proceeding, prior to the final disposition of such claim, demand, action, suit or proceeding, upon our general partner's receipt of an undertaking by or on behalf of the Indemnitee to repay these expenses if it is determined that the Indemnitee is not entitled to indemnification. Our general partner also may purchase and maintain insurance, on behalf of such persons as its board of directors determines, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with our general partner's activities, regardless of whether our general partner would have the power to indemnify that person against the relevant liability under the General Partner Agreement. However, in no event will a member of the general partner be personally liable for any such indemnification.

     No Indemnitee will be liable for any damages, losses or liabilities to our general partner, any member of the general partner or any other person or entity that is party to or otherwise bound by the General Partner Agreement for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith, except, if the Indemnitee is a director of the general partner, such Indemnitee will have personal liability to the general partner and the members of the general partner for (1) any breach of the director's duty of loyalty to the general partner or any of its members, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any unlawful distribution or unlawful redemption of any membership interest in the general partner, or (4) any transaction in which the director derived an improper personal benefit.

     Our general partner has entered into indemnification agreements with certain of its current and past directors providing for indemnification to the full extent permitted by the laws of the state of Delaware. These agreements provide for specific procedures to assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors' entitlement to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and for enforcement of directors' indemnification rights.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us or our general partner pursuant to the foregoing, we and our general partner have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Reference is made to Exhibit 1.A hereto, which, when filed from time to time, will contain provisions for indemnification of us, our general partner and their directors, officers, members, partners and any controlling persons, against certain liabilities for information furnished by the underwriters and/or agents, as applicable, expressly for use in a prospectus supplement.

ITEM 16.  EXHIBITS

     A list of exhibits is filed as part of this Registration Statement and can be found immediately after the signature page of this Registration Statement. Where so indicated, previously filed exhibits are incorporated by reference.

ITEM 17.  UNDERTAKINGS

     (A) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) The undersigned registrants hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on December 10, 2003.


                                          GULFTERRA ENERGY PARTNERS, L.P.
                                          (Registrant)

                                          By:      /s/ KEITH B. FORMAN
                                            ------------------------------------
                                                      Keith B. Forman
                                                     Vice President and
                                                  Chief Financial Officer

                             ---------------------


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates as indicated:


           SIGNATURE                            TITLE                        DATE
           ---------                            -----                        ----
               *                     Chief Executive Officer and       December 10, 2003
 ------------------------------     Director (Principal Executive
       Robert G. Phillips                    Officer)(1)

               *                   Chief Financial Officer and Vice    December 10, 2003
 ------------------------------     President (Principal Financial
        Keith B. Forman                      Officer)(2)

               *                      President and Director(3)        December 10, 2003
 ------------------------------
         James H. Lytal

               *                  (Principal Accounting Officer)(4)    December 10, 2003
 ------------------------------
         Kathy A. Welch

               *                             Director(5)               December 10, 2003
 ------------------------------
        Michael B. Bracy

               *                             Director(6)               December 10, 2003
 ------------------------------
       H. Douglas Church

               *                             Director(7)               December 10, 2003
 ------------------------------
         W. Matt Ralls

               *                             Director(8)               December 10, 2003
 ------------------------------
       Kenneth L. Smalley

      *       /s/ D. MARK
             LELAND
 ------------------------------
         D. Mark Leland
        Attorney-in-fact

---------------

(1) Robert G. Phillips has signed this registration statement in his capacity as Chief Executive Officer of GulfTerra Energy Partners, L.P. and Director of GulfTerra Energy Company, L.L.C., general partner of GulfTerra Energy Partners, L.P.

(2) Keith B. Forman has signed this registration statement in his capacity as Chief Financial Officer and Vice President of GulfTerra Energy Partners, L.P.

(3) James H. Lytal has signed this registration statement in his capacity as President of GulfTerra Energy Partners, L.P. and Director of GulfTerra Energy Company, L.L.C., general partner of GulfTerra Energy Partners, L.P.

(4) Kathy A. Welch has signed this registration statement in her capacity as Controller and Vice President of GulfTerra Energy Partners, L.P.

(5) Michael B. Bracy has signed this registration statement in his capacity as a Director of GulfTerra Energy Company, L.L.C., general partner of GulfTerra Energy Partners, L.P.

(6) H. Douglas Church has signed this registration statement in his capacity as a Director of GulfTerra Energy Company, L.L.C., general partner of GulfTerra Energy Partners, L.P.

(7) W. Matt Ralls has signed this registration statement in his capacity as a Director of GulfTerra Energy Company, L.L.C., general partner of GulfTerra Energy Partners, L.P.

(8) Kenneth L. Smalley has signed this registration statement in his capacity as a Director of GulfTerra Energy Company, L.L.C., general partner of GulfTerra Energy Partners, L.P.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.A#     Form of Underwriting Agreement.
 3.A      Our Amended and Restated Certificate of Limited Partnership
          (filed as Exhibit 3.A to our Annual Report on Form 10-K for the year ended December 31, 2001); First Amendment to
          Certificate of Limited Partnership (filed as Exhibit 3.A.1 to our First Quarter 2003 10-Q); Second Amendment to
          Certificate of Limited Partnership (filed as Exhibit 3.A.1 to our Second Quarter 2003 10-Q).
 3.B      Our Second Amended and Restated Agreement of Limited
          Partnership (filed as Exhibit 3.B to our Current Report on
          Form 8-K dated March 6, 2001); First Amendment dated
          November 27, 2002 to the Second Amended and Restated
          Amendment of Limited Partnership (Exhibit 3.B.1 to our
          Current Report on Form 8-K dated December 11, 2002); Second
          Amendment dated May 5, 2003 (Exhibit 3.B.2 to our Current
          Report on Form 8-K dated May 13, 2003); Third Amendment
          dated May 16, 2003 (Exhibit 3.B.3 to our Current Report on
          Form 8-K dated May 16, 2003); Fourth Amendment effective
          July 23, 2003 (Exhibit 3.B.1 to our Second Quarter 2003
          10-Q); Fifth Amendment dated August 21, 2003 (filed as
          Exhibit 3.B.1 to our Current Report on Form 8-K dated
          October 14, 2003).
 3.B.1    Our Second Amended and Restated Agreement of Limited
          Partnership, restated (for the purpose of the filing) to
          reflect all amendments through the date of the filing (filed as Exhibit 3.B.2 to our Current Report on Form 8-K dated
          October 14, 2003).
 4.A      Form of Certificate Evidencing Common Units Representing
          Limited Partner Interests (filed as Exhibit A.2 to the
          Second Amended and Restated Agreement of Limited Partnership
          (filed as Exhibit 3.B to our Current Report on Form 8-K
          dated March 6, 2001)).
 5.A*     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to
          the legality of securities offered hereby.
 8.A*     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          relating to tax matters.
23.A*     Consent of PricewaterhouseCoopers LLP.
23.B*     Consent of Netherland, Sewell & Associates, Inc.
23.C      Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (to be
          included in Exhibits 5.1 and 8.1).
24.A      Power of Attorney (included on the signature pages of this
          Registration Statement on Form S-3).


---------------

 * Filed herewith as an exhibit to this Registration Statement.

 # To be filed as an exhibit to a Current Report on Form 8-K or to an amendment to this Registration Statement.